Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

VITAMIN SHOPPE INDUSTRIES INC.

VS DIRECT INC.

as Borrowers

and

VITAMIN SHOPPE, INC. (f/k/a VS Holdings, Inc.)

as Guarantor

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated: January 20, 2011

i

7.3	Inventory Covenants	80
7.4	Equipment and Real Property Covenants	81
7.5	Delivery of Instruments, Chattel Paper and Documents	81
7.6	Intellectual Property Appraisal	81
7.7	Power of Attorney.	82
7.8	Right to Cure	83
7.9	Access to Premises	84

SECTION 8.	REPRESENTATIONS AND WARRANTIES	84
8.1	Corporate Existence, Power and Authority	84
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.	85
8.3	Financial Statements; No Material Adverse Change	85
8.4	Priority of Liens; Title to Properties	86
8.5	Tax Returns	86
8.6	Litigation	86
8.7	Compliance with Other Agreements and Applicable Laws	87
8.8	Environmental Compliance.	87
8.9	Employee Benefits.	88
8.10	Bank Accounts	88
8.11	Intellectual Property	89
8.12	Subsidiaries; Capitalization; Solvency.	90
8.13	Labor Disputes.	90
8.14	Restrictions on Subsidiaries	90
8.15	Material Contracts	91
8.16	Credit Card Agreements	91
8.17	Investment Company Status	91
8.18	Accuracy and Completeness of Information	91
8.19	Survival of Warranties; Cumulative	92
8.20	Reaffirmation of Financing Documents	92

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	92
9.1	Maintenance of Existence.	92
9.2	New Collateral Locations	93
9.3	Compliance with Laws, Regulations, Etc.	93
9.4	Payment of Taxes and Claims	94
9.5	Insurance	95
9.6	Financial Statements and Other Information.	96
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	98
9.8	Encumbrances	102
9.9	Indebtedness	104
9.10	Loans, Investments, Etc	110
9.11	Dividends and Redemptions	113
9.12	Transactions with Affiliates	115
9.13	Compliance with ERISA	116
9.14	End of Fiscal Years; Fiscal Quarters	116
9.15	Change in Business.	116

9.16	Limitation of Restrictions Affecting Subsidiaries	117
9.17	Fixed Charge Coverage Ratio	117
9.18	Credit Card Agreements	118
9.19	License Agreements.	118
9.20	Foreign Assets Control Regulations, Etc	119
9.21	After Acquired Real Property	120
9.22	Costs and Expenses	120
9.23	Further Assurances.	121
9.24	Permitted Payments of Indebtedness	122

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	124
10.1	Events of Default	124
10.2	Remedies.	127
10.3	Borrowers’ and Guarantors’ Obligations Upon Default	130
10.4	Grant of Intellectual Property License	130

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	131
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	131
11.2	Waiver of Notices	132
11.3	Collateral Waivers	133
11.4	Amendments and Waivers.	133
11.5	Waiver of Counterclaims	136
11.6	Indemnification	137

SECTION 12.	THE AGENT	137
12.1	Appointment, Powers and Immunities	137
12.2	Reliance by Agent	138
12.3	Events of Default.	138
12.4	Chase in its Individual Capacity	139
12.5	Indemnification	139
12.6	Non-Reliance on Agent and Other Lenders	139
12.7	Failure to Act	140
12.8	Additional Loans	140
12.9	Concerning the Collateral and the Related Financing Agreements	141
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	141
12.11	Collateral Matters.	141
12.12	Agency for Perfection	143
12.13	Successor Agent	144
12.14	Other Agent Designations	144

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	144
13.1	Term.	144
13.2	Interpretative Provisions.	146
13.3	Notices.	147
13.4	Partial Invalidity	148

13.5	Confidentiality.	149
13.6	Successors	150
13.7	Assignments; Participations.	150
13.8	Entire Agreement	152
13.9	USA Patriot Act	153
13.10	Counterparts, Etc	153
13.11	Restatement	153

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Schedule 1.36	Commitments

Schedule 1.130	Permitted Holders

Schedule 5.2(g)	Commercial Tort Claims

Schedule 8.2	Addresses

Schedule 8.4	Liens

Schedule 8.6	Litigation

Schedule 8.10	Bank Accounts

Schedule 8.11	Intellectual Property

Schedule 8.12	Affiliates and Subsidiaries, etc.

Schedule 8.13	Collective Bargaining Agreements

Schedule 8.15	Material Contracts

Schedule 8.16	Credit Card Agreements

Schedule 9.8(n)	Landlord Liens

Schedule 9.9	Existing Indebtedness

Schedule 9.10	Loans and Advances

v

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement dated January 20, 2011 (this “Agreement”) is entered into by and among Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”, and together with Vitamin Shoppe, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), Vitamin Shoppe, Inc., a Delaware corporation and successor by name change to VS Holdings, Inc. (“Parent” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and JPMorgan Chase Bank, N.A., a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

WITNESSETH:

WHEREAS, Borrowers, Guarantors (as such term is defined below), Agent and Lenders, are parties to that certain Loan and Security Agreement dated as of September 25, 2009, as amended by that certain Amendment Letter dated April 20, 2010 (the “Existing Credit Agreement”); and

WHEREAS, subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement; and

WHEREAS, Borrowers and Guarantors have requested that Lenders now make available a term loan which shall be used by Borrowers to repay their Senior Secured Notes (as hereinafter defined) and a revolving credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective enterprise of marketing and selling vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products and businesses related, incidental or complementary thereto. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the term loan and revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that the consolidation of all loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lenders, all to the mutual advantage of Borrowers. Lenders’ willingness to extend credit to Borrowers in the form of a term loan and a revolving line of credit, and to administer each Borrower’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise;

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements (as defined below);

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 4.1 hereof, the Existing Credit Agreement shall be amended and restated as of the Closing Date (as defined below) in the form of this Agreement. It is the intention of Borrowers, Guarantors, Agent and Lenders, and such parties hereby agree, that this Agreement supersedes and replaces the Existing Credit Agreement in its entirety, and that (a) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (b) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and Indebtedness as renewed, amended, restated and modified hereby. The parties hereto further agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “ABR Loans” shall mean any Loans or portion thereof on which interest is payable based on the Alternate Base Rate in accordance with the terms thereof.

1.2 “Accounts” shall have the meaning set forth in Article 9 of the UCC and includes, without limitation, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by Chattel Paper or an Instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.3 “Account Debtor” shall have the meaning set forth in Article 9 of the UCC.

1.4 “ACH Transactions” shall mean the automatic clearing house transfer of funds by Agent, any Lender or any of their respective Affiliates for the account of any Borrower or its Subsidiaries, in each case pursuant to agreements entered into with any Borrower or any of its Subsidiaries.

1.5 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to “Eurocurrency Liabilities” as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any “Eurocurrency Liabilities” subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute “Eurocurrency Liabilities” and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.6 “Administrative Borrower” shall mean Vitamin Shoppe in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

1.7 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.8 “Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.9 “Agent Payment Account” shall mean account no. 400999773 of Agent at Chase, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.10 “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.

1.11 “Applicable Margin” shall mean, (i) for Revolving Loans: at any time during any fiscal quarter, as to the interest rate for ABR Loans: 1.50% per annum, and as to the interest rate for Eurodollar Rate Loans: 2.5% per annum and (ii) for Term Loans, at any time during any fiscal quarter, as to the interest rate for ABR Loans: 2.75% per annum; and as to the interest rate for Eurodollar Rate Loans: 3.75% per annum.

1.12 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.13 “Authorized Officer” shall mean the individuals holding the position of president, treasurer, vice president of finance, chief executive officer, chief financial officer or controller of Administrative Borrower.

1.14 “Availability Reserves” shall mean all Reserves other than Inventory Reserves.

1.15 “Average Excess Availability” means, for any period the average Excess Availability reasonably determined for such period as determined by Agent in good faith.

1.16 “Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, ACH Transactions, return items, overdrafts and interstate depository network services), (d) foreign exchange contracts, and (e) Hedging Agreements, if and to the extent provided hereunder and coin and currency lines.

1.17 “Bank Product Providers” shall mean Agent, any Lender and any of their respective Affiliates that may, from time to time, provide any Bank Products to Borrower or any Subsidiary of Borrower; each sometimes being referred to herein individually as a “Bank Product Provider”.

1.18 “Bank Product Reserve” shall mean any and all reserves that Agent may establish from time to time with the written consent of Borrower, to reflect any obligations, liabilities or indebtedness (contingent or otherwise) of any Borrower to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in the Collateral.

1.19 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.20 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Vitamin Shoppe; (b) VS Direct, and (c) any other Person that at any time after the date hereof becomes a Borrower pursuant to the terms hereof, including, without limitation, Section 9.23 hereof; each sometimes being referred to herein individually as a “Borrower”.

1.21 “Borrowing Base” shall mean, at any time, the amount equal to:

(a)	the amount equal to:

(i) ninety (90%) percent of the amount of Eligible Credit Card Receivables, plus

(ii) the lesser of (A) sixty-five (65%) percent multiplied by the Value of the Eligible Inventory of Borrowers consisting of finished goods net of any Inventory Reserves or (B) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory net of any Inventory Reserves, minus

(b)	the Availability Reserves.

The amounts of Eligible Inventory shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrowers or the perpetual inventory record maintained by Borrowers. Agent shall have the right to establish Reserves against or sublimits in the Borrowing Base in such amounts and with respect to such matters as Agent shall deem reasonably necessary or appropriate, based on new information received by Agent and after Agent has completed its updated field audits, examinations and appraisals of the Collateral; provided, however, that, so long as no Event of Default has occurred and is continuing, Agent shall give to Administrative Borrower five (5) Business Days’ telephonic or electronic notice if (i) Agent establishes new categories of Reserves, (ii) Agent changes the methodology of calculating Reserves, or (iii) Agent establishes new categories of sublimits in the Borrowing Base. The foregoing notwithstanding, in the event Agent establishes Reserves to preserve or protect or maximize the value of the Collateral during the continuance of an Event of Default, Agent shall only provide Administrative Borrower with notice at the time such Reserves are established.

The Borrowing Base shall be determined at any time by Agent, on the basis of the most recently delivered Borrowing Base Certificate, as adjusted by Agent for any changes in Reserves or otherwise in accordance with the terms hereof.

1.22 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D hereto, as such form may from time to time be modified by Agent to reflect modifications to the Borrowing Base and the reporting requirements pursuant to the terms of this Agreement, which is duly completed (including all schedules thereto) and executed by the chief financial officer, a vice president of finance, a controller or other appropriate financial officer of Administrative Borrower reasonably acceptable to Agent and delivered to Agent.

1.23 “Business Day” shall mean any day on which Agent is open for the transaction of business other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Adjusted Eurodollar Rate market.

1.24 “Canadian Priority Payables” shall mean, as to any Borrower at any time, (a) the full amount of the liabilities of such Borrower at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Credit Card Receivables or Eligible Inventory of such Borrower located in Canada under Federal, Provincial, State, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law of Canada, regulation or directive of Canada, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Eligible Inventory in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory of such Borrower which is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations in accordance with Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Canadian Priority Payable).

1.25 “Capital Expenditures” shall mean, for any period, any expenditure of money under a Capital Lease or for the lease, purchase or other acquisition of any capital asset, or for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on a Person’s balance sheet, but excluding (i) any such expenditures made from the sale or insurance proceeds of any such assets within two hundred seventy (270) days of the date of the sale or receipt of insurance proceeds, or if Borrower commits in writing to undertake such expenditures within such two hundred seventy (270) day period, within three hundred sixty-five (365) days of the date of the sale or receipt of insurance proceeds, (ii) any such expenditure to the extent of trade-ins thereon, (iii) reimbursed leasehold improvements and (iv) other expenditures for the acquisition of assets to the extent such expenditures are made with the proceeds of new equity capital contributed after the date of this Agreement or proceeds of Indebtedness permitted under Section 9.9 hereof (other than Indebtedness to Agent or any Lender hereunder).

1.26 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.27 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.28 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower other than an IPC Affiliate or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) other investments as reasonably agreed by Agent in writing.

1.29 “Change of Control” shall mean (a) a transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of any Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the issued and outstanding shares of the Voting Stock of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Parent; (d) other than the Permitted Holders and their Affiliates, any Person and/or its Affiliates shall at any time have the right to elect, or cause to be elected, and have elected, or caused to be elected, a majority of the members of the Board of Directors of Parent, (e) Parent fails to own directly one hundred percent of the Capital Stock of Vitamin Shoppe, (f) other than as permitted in Section 9.7(a)(iv) hereof, Vitamin Shoppe fails to own directly or indirectly one hundred percent (100%) of the Capital Stock of VS Direct, (g) other than as permitted in Section 9.7(a)(iv), Parent fails to own directly or indirectly one hundred percent (100%) of the Capital Stock of any Person that becomes a Borrower after the date hereof, or (h) the failure of Parent to own directly or indirectly a majority of the voting power of the total outstanding Voting Stock of any Person that becomes a Guarantor after the date hereof; provided that, notwithstanding the foregoing, no Change in Control shall occur solely as a result of Parent being merged with and into Vitamin Shoppe (with Vitamin Shoppe being the surviving entity).

1.30 “Chase” shall mean JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

1.31 “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

1.32 “Closing Date” shall mean the date on which the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 11.4.

1.33 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.34 “Collateral” shall have the meaning set forth in Section 5.1 hereof.

1.35 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive (or subordinate on terms acceptable to Agent) any and all claims such lessor, consignee, processor or other person may, at any time, have against such Collateral, whether for storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee, processor or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral, and in the case of any customs broker, cargo consolidator, freight forwarder, consignee or other person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of the Agent and agrees to follow all instructions of Agent with respect thereto.

1.36 “Commitment” shall mean, at any time, as to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment set forth on Schedule 1.37 designated as such Lender’s Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; including Section 2.4 hereof, sometimes being collectively referred to herein as “Commitments”.

1.37 “Compliance Period” shall mean any period commencing on the first date on which either (a) Excess Availability is less than ten percent (10%) of the total Revolving Commitments for three (3) consecutive days or (b) Excess Collateral Availability is less than twenty percent (20%) of the Revolving Commitments for three (3) consecutive days, and continuing until the date that each of the following is satisfied (i) Excess Availability exceeds ten percent (10%) of the total Revolving Commitments for sixty (60) consecutive days, (ii)

Excess Collateral Availability exceeds twenty percent (20%) of the total Revolving Commitments for sixty (60) consecutive days, and (iii) no Default or Event of Default then exists and is continuing.

1.38 “Consolidated Net Income” shall mean with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that, the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person; and provided, further that there shall be excluded:

(a) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(b) the cumulative effect of a change in accounting principles will be excluded;

(c) any non-recurring costs and expenses included in connection with (i) the transactions contemplated by this Agreement and the other Financing Agreements, and (ii) any equity issuance by Parent;

(d) any non-cash compensation charges, including, any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(e) any non-cash costs, charges or expenses relating to the application of purchase accounting;

(f) any unrealized gain or loss resulting from the application of SFAS 133 with respect to obligations in respect of a Hedge Agreement;

(g) any non-cash goodwill impairment charges or other intangible asset impairment charges incurred subsequent to the date of this Agreement resulting from the application of SFAS 142 or other non-cash asset impairment charges incurred subsequent to the date of this Agreement resulting from the application of SFAS 144; and

(h) the Net Income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries.

1.39 “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

1.40 “Covenant Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Revolving

Commitments and outstanding Term Loans of all Lenders, or if the Revolving Commitments shall have been terminated, Lenders to whom at least more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, so long as any one Lender’s Pro Rata Share of the Loans is more than fifty (50%) percent of the aggregate of the Revolving Commitments and outstanding Term Loans of all Lenders (or if the Revolving Commitments shall have been terminated, more than fifty percent (50%) of the then outstanding Obligations owing), then Covenant Required Lenders shall mean such Lender and any other Lender.

1.41 “Covered Taxes” shall have the meaning set forth in Section 6.5(a) hereof.

1.42 “Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest, for and on behalf of Lenders, in the monies due and to become due to a Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced pursuant to their terms, sometimes being referred to herein individually as a “Credit Card Acknowledgment”.

1.43 “Credit Card Agreements” shall mean all agreements entered into on, prior and after the date hereof by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

1.44 “Credit Card Issuer” shall mean any Person (other than Parent and its Subsidiaries) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Japan Credit Bureau (a/k/a JCB Co.), Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

1.45 “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary (other than Parent and its Subsidiaries) who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.46 “Credit Card Receivables” shall mean collectively, (a) all present and future rights of any Borrower to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, and (b) all present and future rights of any Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Credit Card Receivables arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any

Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise which in the case of both clause (a) and (b) above have been earned by performance by such Borrower but not yet been paid to such Borrower by the Credit Card Issuer or the Credit Card Processor, as applicable.

1.47 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.

1.48 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.49 “Defaulting Lender” shall mean any Revolving Lender, as determined by Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

1.50 “Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

1.51 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrowers or Guarantor with a Deposit Account at any bank and the bank at which such Deposit Account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the Deposit Account without further consent by such Borrower or Guarantor upon the occurrence of an Event of Default or upon the commencement of a Compliance Period and at all times during the continuance of such Event of Default or Compliance Period, and has such other terms and conditions as Agent may reasonably require including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers and, except as otherwise agreed with the corresponding bank and with such other appropriate or customary exceptions for agreements of this kind, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will upon the occurrence of an Event of Default or upon the commencement of a Compliance Period and at all times during the continuance of such Event of Default or Compliance Period, wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

1.52 “Documents” shall have the meaning set forth in Article 9 of the UCC.

1.53 “E-Payables Agreement” shall mean that certain Bank of America Corporate Purchasing Card Agreement, dated as of June 7, 2007, by and among Vitamin Shoppe, VS Direct and Bank of America, N.A.

1.54 “E-Payables Reserve” shall mean any Reserves implemented by Agent pursuant to clause (b)(ii) of the definition of Obligations related to the E-Payables Agreement or any other Trade Payable Credit Program.

1.55 “EBITDA” means, for any period, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any non-recurring charges acceptable to Agent for such period, (vi) other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period) and (vii) amortization of deferred rent expense; provided, that, EBITDA shall be reduced by rent expense paid in cash to the extent not deducted in computing such Consolidated Net Income, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

1.56 “EBITDAR” means, for any period, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) Rent for such Period, (v) any extraordinary non-cash charges for such period, (vi) any non-recurring charges acceptable to Agent for such period, (vii) other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period) and (viii) amortization of deferred rent expense; provided, that, EBITDAR shall be reduced by rent expense paid in cash to the extent not deducted in computing such Consolidated Net Income, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

1.57 “Eligible Credit Card Receivable” shall mean, the gross amount of Credit Card Receivables of Borrowers that are subject to a valid, first priority and fully perfected security interest in favor of the Agent for itself and the Secured Parties, which conform to all applicable warranties contained herein, less, without duplication, (a) the sum of all Credit Card Receivables: (i) for which Agent has not received a Credit Card Acknowledgment within 60 days after the date hereof if the Credit Card Agreement exists on the date hereof (or if the Credit Card Agreement is entered into after the date hereof, no later than sixty days after the date of such Credit Card Agreement or such later date as is acceptable to Agent); provided that in the case of Credit Card Receivables owing by American Express, a Borrower shall use commercially reasonable efforts to obtain a Credit Card Acknowledgement from American Express and in the event, after such commercially reasonable efforts, a Credit Card Acknowledgement is not obtained from American Express, American Express’ receipt of notice of Agent’s first priority security interest in the monies due and to become due to a Borrower shall satisfy the requirement for Agent to receive a Credit Card Acknowledgement with respect to Credit Card Receivables owing by American Express, and (ii) which are unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivable, and (b) amounts owing to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements.

1.58	“Eligible Depository Bank” means:

(a) Any Lender or any of its Affiliates;

(b) Bank of America, N.A.; or

(c) Any other Person who is a commercial bank or financial institution having total assets in excess of $1,000,000,000; organized under the laws of any country that is a member of the Basel Accord and the Organization of Economic Cooperation and Development, or a political subdivision of any such country, so long as such bank or financial institution is acting through a branch or agency located in the United States.

1.59 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, that satisfy the criteria set forth below as reasonably determined by Agent. Eligible Inventory shall not include: (a) work-in-process; (b) raw materials; (c) spare parts for Equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory located (i) at premises other than a premise which is owned or leased by any Borrower or (ii) in any third party warehouse or in the possession of a bailee (other than a third Party processor) unless Agent has received a Collateral Access Agreement in respect of such premises on terms and conditions reasonably satisfactory to Agent (Inventory of any Borrower which is in-transit from any location of Borrower permitted herein to another such location shall be considered Eligible Inventory, provided, that, it otherwise satisfies the criteria for Eligible Inventory set forth herein and is not in-transit more than ten (10) consecutive days; provided, further, that, the aggregate amount of Eligible Inventory consisting of in-transit Inventory shall not exceed the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time); (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent and those liens described in clause (j) below; (h) bill and hold goods; (i) Inventory which is past its expiration date; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent except in the case of those non-consensual statutory liens described in Section 9.8(c)(i) hereof and landlord, warehouseman or similar liens (i) in respect of which Agent has established a Reserve (if and only to the extent establishment of a Reserve is permitted by the terms hereof) or (ii) for which no Reserve is provided by the terms hereof, or (iii) in respect of which premises Agent has received a Collateral Access Agreement pursuant to which the landlord, warehouseman or bailee, as applicable, has either waived or subordinated its lien on terms and conditions reasonably satisfactory to Agent; (k) returned Inventory which is not held for sale in the ordinary course of business, (l) damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment, (n) Inventory located outside the United States of America, unless otherwise approved by Agent in writing; provided, that, Inventory in Canada shall be deemed Eligible Inventory if Agent has a valid, first priority and fully perfected first priority security interest therein, as determined by Agent, in its sole discretion, provided, that, such Inventory otherwise satisfies the criteria with respect to Eligible Inventory; and (o) Inventory which may become subject to the claims of a supplier pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c.B-3, as amended, or any applicable provincial laws granting revendication or similar rights to unpaid suppliers. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof in either case under clause (i) or (ii) which materially and adversely affects or could reasonably be expected to materially and adversely affect the Inventory, its value or the amount that would be received by Agent from the sale or other disposition or realization upon such Inventory as determined by Agent in its good faith and commercially reasonable determination. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.60 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any Person that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, in each case is approved by Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Administrative Borrower (such approval not to be unreasonably withheld, conditioned or delayed by Administrative Borrower, provided, that, (i) Administrative Borrower’s failure to consent to an assignment to a “distressed debt” purchaser, a “vulture” fund or other similar assignee or buyer shall not be deemed unreasonable and (ii) no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of any Lender); and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed) and, unless an Event of

Default has occurred and is continuing at the time any assignment is effected hereunder, Administrative Borrower, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee; (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except, in each case, as Agent may otherwise specifically agree; and (iii) a competitor of Borrowers shall not be deemed an “Eligible Transferee” under any circumstances except after the occurrence of either (A) a Event of Default for non-payment of any principal amount of Obligations owing hereunder or (B) the occurrence of an Event of Default with respect to any Borrower or Guarantor set forth in Section 10.1(g) or (h) hereof.

1.61 “Environmental Events” shall have the meaning set forth in Section 9.3(b) hereof.

1.62 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), rules, codes, licenses, permits (including any conditions imposed therein), authorizations, legally binding judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) relating to the exposure of humans to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of hazardous, toxic or dangerous substances, materials, and wastes, or (c) imposing requirements with regard to recordkeeping, notification, disclosure and reporting respecting hazardous, toxic or dangerous substances, materials, and wastes. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous, toxic or dangerous substances, materials, and wastes.

1.63 “Equipment” shall have the meaning set forth in Article 9 of the UCC and includes, without limitation, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.64 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.65 “ERISA Affiliate” shall mean any Person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.66 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, except for any such event with respect to which notice has been waived pursuant to applicable regulations; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which Borrower, or any of their respective Subsidiaries is a “disqualified Person” (within the meaning of Section 4975 of the Code); (f) a complete or partial withdrawal by Borrower, or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, or any ERISA Affiliate in an amount that could reasonably be expected to have a Material Adverse Effect.

1.67 “Eurodollar Rate Loans” shall mean any Loan or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.68 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.69 “Excess Availability” shall mean, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base (without giving effect to any Reserves to reflect outstanding Letters of Credit as provided in Section 2.3(b)) and (ii) the Maximum Credit, minus (b) the sum of the aggregate outstanding sum of all Revolving Loans plus all Letter of Credit Obligations.

1.70 “Excess Collateral Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base (without giving effect to any Reserves to reflect outstanding Letters of Credit as provided in Section 2.3(b)), minus (b) the aggregate outstanding sum of: all Revolving Loans plus all Letter of Credit Obligations.

1.71 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.72 “Existing Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

1.73 “Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing reasonably selected by it.

1.74 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.75 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, the Pledge Agreements, the Guarantees, the Deposit Account Control Agreements, the Investment Property Control Agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, none of the Senior Secured Note Documents shall be deemed Financing Agreements.

1.76 “Fixed Charge Coverage Ratio” shall mean, as to any Person for any period, the ratio of: (a) EBITDA for such Person and its Subsidiaries minus the unfinanced portion of Capital Expenditures paid in cash during such period to (b) Fixed Charges, all calculated for any Person on a consolidated basis in accordance with GAAP.

1.77 “Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication, (a) all cash Interest Expense paid during such period (net of interest income of such Person during such period and excluding, to the extent taken into account in the calculation of Interest Expense, upfront fees, costs and expenses in respect of this Agreement and any other issuance of Indebtedness permitted hereunder and the transactions contemplated hereby and thereby), plus (b) all prepayments (other than (i) prepayments with respect to the Senior Secured Notes and Permitted Subordinated Indebtedness, (ii) prepayments made with the proceeds of refinancings of such Indebtedness prepaid to the extent permitted hereunder, (iii) prepayments made with, and within one-hundred eighty (180) days of receipt of, the net proceeds of new equity capital contributed after the date of this Agreement, and (iv) prepayments of Indebtedness permitted under Section 9.9(b) required in connection with any disposition or casualty of assets financed and securing such Indebtedness, which prepayments shall be in an amount not to exceed the net proceeds received as a result of such disposition or casualty event) regularly scheduled principal payments in respect of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases paid during such period in cash (excluding the interest component with respect to Indebtedness under Capital Leases), plus (c) all income taxes paid during such period in cash (net of refunds or tax credits to such Person in respect of income taxes, and excluding income tax on extraordinary or non-recurring gains or gains from asset sales outside of the ordinary course of business) plus (d) dividends or distributions paid in cash, all as determined for any Person on a consolidated basis and in accordance with GAAP.

1.78 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.79 “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries”.

1.80 “Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

1.81 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 and Section 9.24 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof. If there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 9.17 and Section 9.24 hereof, Agent and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenant in Section 9.17 and Section 9.24 hereof shall be calculated as if no such change in GAAP has occurred.

1.82 “General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

1.83 “Goods” shall have the meaning set forth in Article 9 of the UCC.

1.84 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

1.85 “Guarantees” shall mean (a) that certain Guarantee dated as of September 25, 2009, executed by Parent and VS Direct in favor of Agent, Lenders and the other Secured Parties and (b) that certain Guarantee dated as of September 25, 2009, executed by Parent and Vitamin Shoppe in favor of Agent, Lenders and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

1.86 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Parent and (b) any other Subsidiary of Vitamin Shoppe that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations (other than Borrowers) (each a “Subsidiary Guarantor”); each sometimes being referred to herein individually as a “Guarantor”; provided, that, if at any time after the date hereof, a Guarantor which is directly or indirectly wholly owned by Parent shall own any assets that would constitute Eligible Inventory if owned by a Borrower, upon Administrative Borrower’s request, such Guarantor shall cease to be a Guarantor hereunder and shall be deemed a Borrower effective on the date of the confirmation by Agent to Administrative Borrower that Agent has received such request and that Agent has received an appraisal with respect to such Inventory and conducted a field examination with respect thereto, the results of which are satisfactory to Agent in good faith, or alternatively, at Agent’s option, Agent shall received such information with respect thereto as Agent may in its good faith require.

1.87 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including petroleum hydrocarbons, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants, sewage, sludge, industrial slag, solvents and/or any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.88 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a third party (including without limitation a Bank Product Provider) that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.89 “Increased Reporting Period” means any period commencing on the first date on which Excess Availability is less than $7,500,000 for three (3) consecutive days, and continuing until the date that both (a) Excess Availability exceeds $7,500,000 for sixty (60) consecutive days and (b) no Default or Event of Default then exists and is continuing.

1.90 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person; (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account other than bonds to stay execution of a judgment on appeal; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values or other Hedge Agreements; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (j) all sales by such Person (except for sales without recourse to such Person) of (i) Accounts or General Intangibles for money due or to become due, (ii) Chattel Paper, Instruments or documents creating or evidencing a right to payment of money or (iii) other receivables whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.91 “Indemnitee” shall have the meaning set forth in Section 11.6 hereof.

1.92 “Information Certificate” shall mean the Information Certificate of Borrowers and Guarantor constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of the Existing Credit Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.93 “Instruments” shall have the meaning set forth in Article 9 of the UCC.

1.94 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications (including all inventions and improvements described and claimed therein), copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade dress, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringement thereof, all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and internet domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.95 “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of November 15, 2005, by and among Agent, as successor to Wachovia Bank, National Association under and pursuant to that certain Intercreditor Agreement Joinder dated as of September 25, 2009, and Senior Secured Note Trustee (on behalf of the holders of the Senior Secured Notes), as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with its terms.

1.96 “Interest Expense” shall mean, for any period, as to any Person, as determined on a consolidated basis in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, losses, fees, net costs and early termination costs under Hedging Agreements, amortization or write-off of debt discounts and debt issuance costs and commissions, and other discounts and other fees and charges associated with Indebtedness.

1.97 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the Maturity Date; provided, further, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Rate Loan initially shall be the date on which such Eurodollar Rate Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Rate Loan.

1.98	“Interest Rate” shall mean,

(a)	Subject to clause (b) of this definition below:

(i) as to ABR Loans, a rate equal to the then Applicable Margin for ABR Loans on a per annum basis plus the Alternate Base Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for ABR Loans and Eurodollar Rate Loans by two (2%) percent per annum: (A) for the period (1) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (2) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (B) on Revolving Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default). Notwithstanding the forgoing or anything to the contrary contained herein, during the occurrence and continuance of an Event of Default described in Section 10.1(g) or Section 10.1(h), the Applicable Margin otherwise used to calculate the Interest Rate for ABR Loans, Eurodollar Rate Loans and any other amount outstanding hereunder shall automatically increase by two (2%) percent per annum, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Guarantor for the period from and after the date of the occurrence of such Event of Default and for so long as such Event of Default is continuing.

1.99 “Inventory” shall have the meaning set forth in Article 9 of the UCC and includes, without limitation, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.100 “Inventory Reserves” shall mean the reserves described in clauses (i), (ii), (viii), (x), (xi) and (xii) of the definition of “Reserves”.

1.101 Investment Property” shall have the meaning set forth in Article 9 of the UCC.

1.102 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any Investment Property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other Person has custody, control or possession of such Investment Property on behalf of Agent that it will comply with entitlement orders originated by Agent after the occurrence and during the continuance of an Event of Default with respect to such Investment Property, or other instructions of Agent, and has such other terms and conditions as Agent may reasonably require.

1.103 “IPC Affiliates” shall mean Irving Place Capital Management, L.P. and its Subsidiaries and each of their respective portfolio companies.

1.104 “Issuing Bank” shall mean Chase.

1.105 “Landlord Lien States” shall mean the States of Washington and Virginia and the Commonwealth of Pennsylvania and such other states, provinces or jurisdictions in which a landlord’s claim for rent (including a portion of rent) has or may have priority by operation of applicable law over the lien of the Agent on behalf of the Secured Parties in any of the Collateral.

1.106 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other Persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.107 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.108 “Letter of Credit Limit” shall mean $10,000,000.

1.109 “Letter of Credit Obligations” shall mean, at any time and without duplication, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) the aggregate amount of all payments made by each Revolving Lender to Issuing Bank with respect to such Revolving Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Revolving Lenders, whether by way of a Revolving Loan or otherwise.

1.110 “Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

1.111 “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of Inventory, Equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement or the Existing Credit Agreement, and all amendments, renewals, extensions or replacements thereof.

1.112 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.113 “Loans” shall mean the Term Loans and the Revolving Loans. “Loan” shall mean any one of the Term Loans or Revolving Loans.

1.114 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which dollar deposits in the amount of the Eurodollar Rate Loan being made, continued or converted and for a maturity comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

1.115 “Major Material Adverse Change” means the occurrence of an event or circumstance (a) that could reasonably be expected to result in the cessation of all or a substantial portion of the business of Borrowers and Guarantors, taken as a whole, or (b) that could reasonably be expected to result in Borrowers and Guarantors, taken as a whole, being unable to timely repay the Obligations in accordance with the terms of the Financing Agreements; provided, however, that a Major Material Adverse Change shall not be deemed to include any event or occurrence relating to or caused by (i) a general economic down turn or any other changes in the economy generally, (ii) changes affecting the retail industry generally or the vitamins, minerals, herbs, supplements, sports nutrition or other health and wellness products industry in particular, (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or acts of terrorists or threats thereof, (iv) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere or (v) any fire, flood, typhoon, tornado or other Act of God.

1.116 “Manual Sweeping Accounts” shall mean the following Deposit Accounts maintained by Borrowers with each of banks set forth in each case: (1) Bank of America, N.A. account number 5491548969, (2) TD Bank, N.A. account number 7916199933, (3) JPMorgan Chase Bank, N.A account number 647540541, (4) Regions Bank account number 61-0254-5438, (5) US Bank account number 182355652237, s(6) Key Bank account number 359681180048, (7) Suntrust Bank account number 1000039363006, (8) PNC Bank account number 8026248844, (9) Chevy Chase Bank account number 1074300114, (10) Bank of America, N.A. account number 550586498, (11) JPMorgan Chase Bank, N.A account number 680635455, (12) Bank of the West account number 898-000039, (13) US Bank account number 153656392567, (14) Key Bank account number 359681086906, and (15) American Savings Bank account number 8002703561.

1.117 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers taken as a whole or of Borrowers and the Guarantors taken as a whole; (b) the legality, validity or enforceability of this Agreement, the Deposit Account Control Agreements, the Pledge Agreements, the Guarantees, or any of the other material Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral (taken as a whole) or its value; (e) the ability of Borrowers (taken as a whole) to repay the Obligations or of Borrowers (taken as a whole) to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the material rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.118 “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements, the Senior Secured Note Documents and the Credit Card Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto (unless a replacement Material Contract has been entered into either prior to or contemporaneously with the date of such termination or cancellation) would have a Material Adverse Effect.

1.119 “Maturity Date” shall mean September 25, 2015 or any earlier date (a) on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or (b) commencing on August 15, 2012, on which the sum of the then outstanding balance and all other obligations owing under the Senior Secured Notes is greater than the sum of (i) Borrowers’ then available cash and Cash Equivalents plus (ii) Excess Availability (but only to the extent that Borrowers are permitted to (A) borrow such amount at such time under the terms of this Agreement including, without limitation, Section 4.2 hereof and (B) make a repayment or prepayment in full of the Senior Secured Notes pursuant to Section 9.23 hereof).

1.120 “Maximum Credit” shall mean, for the Revolving Loans, the amount of $70,000,000 (subject to adjustment as provided in Section 2.4 and as provided in the definition of Reserves).

1.121 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by any Borrower, Guarantor or any ERISA

Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may reasonably be expected to incur any liability.

1.122 “Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however;

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (as such term is defined in the Senior Secured Note Indenture); or (ii) the disposition of any Securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

1.123 “Net Recovery Percentage” shall mean with respect to finished goods Inventory, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of such Inventory subject to such appraisal.

1.124	“Obligations” shall mean

(a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and

(b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, upon Administrative Borrower’s request (which request may be evidenced by its signature on the agreement referred to in clause (i) below) and with the prior consent of Agent, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products or to Bank of America, N.A. arising under the E-Payables Agreement, in each case whether now existing or hereafter arising to the extent such obligations, liabilities and indebtedness would not cause the total amount of the Obligations to exceed the value of the Collateral, provided, that,

(i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement with a Bank Product Provider, the same shall only be included within the Obligations if upon Agent’s and Administrative Borrower’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent (provided that any such agreement between a Borrower and Chase and/or its Affiliates shall be deemed to be acceptable and obligations, liabilities and indebtedness thereunder shall automatically be included within the Obligations), with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements,

(ii) as to any such obligations, liabilities and indebtedness arising under or pursuant to the E-Payables Agreement, such obligations, liabilities and indebtedness owing to Bank of America, N.A. thereunder shall constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, provided, that (A) such obligations, liabilities and indebtedness considered Obligations hereunder shall not exceed $10,000,000 in the aggregate at any time outstanding, (B) Administrative Borrower shall instruct and cause Bank of America, N.A. to deliver to Agent, monthly, a summary of the amount of the obligations, liabilities and indebtedness owing to Bank of America, N.A. under and pursuant to the E-Payables Agreement as Agent may reasonably request, (C) Agent may, at its option, establish a Reserve with respect to the amount of the reported obligations, liabilities and indebtedness owing to Bank of America, N.A. under and pursuant to the E-Payables Agreement and (D) Bank of America, N.A. shall not have any voting rights under this Agreement or any other Financing Agreement as a result of the existence of Obligations owing to it under and pursuant to the E-Payables Agreement,

(iii) Administrative Borrower and any Bank Product Provider (other than Chase and its Affiliates), shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and

(iv) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof and in no event shall such obligations be included in the Obligations to the extent that the effect is that the value of the Collateral (as determined by Agent) is less than the amount of the Obligations and in no event shall the approval of any such Person be required in connection with the release or termination of any security interest or lien of Agent.

1.125 “Other Taxes” shall have the meaning given to such term in Section 6.5(b) hereof.

1.126 “Parent” shall mean VS Holdings, Inc., a Delaware corporation, and its successors and assigns.

1.127 “Participant” shall mean any Person that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.128 “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or a substantial portion of all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Capital Stock (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transactions that satisfies each of the following conditions as reasonably determined by Agent:

(a) Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, in each case with such information to include (i) the proposed date and amount of the acquisition, (ii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), and (iii) with respect to the purchase of an Acquired Business, the aggregate consideration to be paid in respect of which exceeds $5,000,000 (each such acquisition being a “Material Permitted Acquisition”), (A) a summary of the due diligence undertaken by Borrowers in connection with such acquisition and (B) a description of the assets or shares to be acquired,

(b) With respect to a Material Permitted Acquisition, Agent shall have received: (i) the most recent annual and interim financial statements with respect to the Acquired Business, (ii) projections for Parent and its Subsidiaries through the Maturity Date, on a monthly basis for the first year after the acquisition and on an annual basis thereafter, giving pro forma effect to such acquisition, based on assumptions reasonably satisfactory to Agent and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, prepared in good faith an in a manner and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof and in form and substance reasonably satisfactory to Agent, and (iii) current, updated projections of the amount of the Borrowing Base and Excess Availability for the twelve (12) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions,

(c) if EBITDA of the Acquired Business for the most recently ended twelve (12) month period for which financial information is available is negative, then Administrative Borrower shall have provided Agent with projections, in form and substance reasonably satisfactory to Agent, showing Excess Availability for each month of the twelve (12) month period after the date of such acquisition of at least $10,000,000,

(d) Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition, which documents, in the case of a Material Permitted Acquisition, shall be reasonably satisfactory to Agent,

(e) Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower on behalf of Administrative Borrower certifying to Agent and Lenders as to the matters set forth in this definition,

(f) Credit Card Receivables and Inventory of the Acquired Business shall only be Eligible Credit Card Receivables and Eligible Inventory to the extent that (i) such Credit Card Receivables and Inventory are owned by a Borrower, (ii) Agent has conducted and completed a field examination and appraisal with respect thereto and (iii) the criteria for Eligible Credit Card Receivables and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

(g) the Acquired Business, if a Person, shall be an operating company that engages in a Permitted Business,

(h) after giving effect to all payments or other consideration paid in respect of such acquisition, the aggregate amount of all payments made or other consideration (whether in the form of cash, property or assumption of Indebtedness, but exclusive of earn-outs and Capital Stock of Parent which is not redeemable prior to the 180th day after the Maturity Date) delivered in connection with all Permitted Acquisitions, in the aggregate shall not exceed $25,000,000 (exclusive of cash and Cash Equivalents of the Acquired Business),

(i) Agent shall have received all items required by Sections 5.2 and 9.23 in connection with the Acquired Business to the extent required under such Sections,

(j) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(k) Excess Availability shall have been not less than $10,000,000 (provided, that, after giving effect to each $5,000,000 increase (or decrease) in the amount of the Maximum Credit pursuant to Section 2.4 hereof, the Excess Availability threshold requirement set forth in this clause (k) shall be increased (or decreased, as applicable) by $1,000,000, such that in the event the Maximum Credit is increased to $75,000,000, at all times thereafter, the Excess Availability threshold requirement set forth in this clause (k) shall be $15,000,000) as of the date of such acquisition both prior to and after giving effect to such acquisition and any payment(s) made in respect of such acquisition, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to such acquisition or payment, and

(l) no Event of Default shall exist or have occurred as of the date of the acquisition both prior to and after giving effect to such acquisition and any payment(s) made in respect of such acquisition.

1.129 “Permitted Business” shall mean any business engaged in by any of the Borrowers on the date hereof, and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrowers are engaged as of the date hereof.

1.130 “Permitted Holders” shall mean the Persons listed on Schedule 1.130 hereto.

1.131 “Permitted Subordinated Indebtedness” means Indebtedness of Borrowers; provided, that (a) such Indebtedness does mature or require any scheduled payments of principal prior to September 25, 2016, (b) such Indebtedness bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by Borrowers), (c) no indenture or other agreement governing such Indebtedness contains (i) maintenance financial covenants or (ii) covenants or events of default that are more restrictive on Borrowers or any of its subsidiaries than those contained in this Agreement or the Senior Secured Note Documents, (d) after giving effect to the issuance or incurrence of such Indebtedness on a pro forma basis, Borrowers shall be in compliance with all covenants set forth in this Agreement, including, without limitation, Section 9.17 hereof as of the last day of the applicable period (for purposes of Section 9.17, as if such Indebtedness, and all other Permitted Subordinated Indebtedness issued or incurred since the first day of such applicable period, had been issued or incurred on the first day of such applicable period), (e) the payment of such Indebtedness and, to the extent such Indebtedness is secured, the Liens securing such Indebtedness are subordinated to the payment of and the Liens securing the Obligations to the written satisfaction of Agent (as determined in its sole discretion), and (f) the aggregate outstanding principal amount of such Indebtedness together with the then outstanding amount of any Indebtedness permitted under Section 9.9(i) hereof shall not exceed $170,000,000.

1.132 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.133 “Plan” shall mean an employee pension benefit plan (as defined in Section 3(2) of ERISA) which Borrower or any Guarantor or, solely with respect to an employee benefit plan subject to Title IV of ERISA, an ERISA Affiliate sponsors or to which it contributes, or a Multiemployer Plan.

1.134 “Pledge Agreements” shall mean (a) that certain Stock Pledge Agreement dated as of September 25, 2009, executed by Parent in favor of Agent and (b) that certain Stock Pledge Agreement dated as of September 25, 2009, executed by Vitamin Shoppe in favor of Agent , as the same may be amended, restated or otherwise modified from time to time.

1.135 “PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

1.136 “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Chase, or its successors, as its prime rate at its offices at 270 Park Avenue in New York City; whether or not such announced rate is the best rate available at such bank. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

1.137 “Promotional Agreements” shall mean all manufacturer ingredient promotional agreements between any Borrower or Guarantor and any product supplier or a contract manufacturer pursuant to which, among other things, such Borrower or Guarantor agrees to promote certain ingredients contained in the products manufactured by such supplier and/or contract manufacturer or the packaging for such products contains certain Intellectual Property of such supplier or contract manufacturer, and such Borrower or Guarantor is granted an express or implicit non-exclusive, royalty-free license to use certain Intellectual Property of such supplier or contract manufacturer, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

1.138 “Pro Rata Share” shall mean as to any Lender, (a) with respect to Revolving Loans, the fraction (expressed as a percentage) the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate amount of the Revolving Commitments of all Revolving Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Revolving Commitments have terminated, the numerator shall be the unpaid amount of such Revolving Lender’s Revolving Exposure and the denominator shall be the aggregate amount of Revolving Exposure of all Revolving Lenders, and (b) with respect to the Term Loans, the fraction (expressed as a percentage) the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders.

1.139 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.140 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other Accounts, contract rights, Chattel

Paper, Documents, Instruments, notes, General Intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other General Intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third Person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or General Intangibles of any Borrower or Guarantor (including choices in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.141 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other Person).

1.142 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.143 “Rent” means, with reference to any period, the aggregate fixed amount of rent expense payable by Parent and its Subsidiaries (other than Foreign Subsidiaries) under any operating leases, calculated on a consolidated basis for Parent and its Subsidiaries (other than Foreign Subsidiaries) for such period in accordance with GAAP.

1.144 “Rent Adjusted FCCR” shall mean, as to any Person for any period, the ratio of: (a) EBITDAR for such Person and its Subsidiaries minus the unfinanced portion of Capital Expenditures paid in cash during such period; to (b) the sum of (i) Fixed Charges (less dividends or distributions paid in cash during such period) plus (ii) Rent for such period, all calculated for any Person on a consolidated basis in accordance with GAAP.

1.145 “Rent Adjusted Fixed Charge Coverage Test” means the requirement that the Rent Adjusted FCCR is not less than 1.15 to 1.00 for the most recently ended Test Period for which financial statements have been provided to Agent as required by pursuant to Section 9.6(a)(i) and Section 9.6(a)(i), as applicable.

1.146 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty percent (50%) or more of the aggregate of the Revolving Commitments and outstanding Term Loans of all Lenders, or if the Revolving Commitments shall have been terminated, Lenders to whom at least fifty percent (50%) of the then outstanding Obligations are owing.

1.147 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time, establish and revise reasonably and in good faith reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein:

(a) to reflect events, conditions, contingencies or risks which, as determined by Agent reasonably and in good faith, materially and adversely affect, either (i) the Collateral, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof); or

(b) to reflect Agent’s reasonable and good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or

(c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof; or

(d) in respect of any state of facts which Agent believes reasonably and in good faith determines constitutes a Default or an Event of Default (which reasonable and good faith belief shall be relevant for purposes of this definition regardless of whether the Agent has explicitly asserted any other rights to which it may be entitled).

Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect any of the following:

(i) Inventory shrinkage,

(ii) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof),

(iii) past due amounts in respect of sales, use and/or withholding taxes,

(iv) any amounts which are past due in respect of rental payments, service charges or other amounts which are past due to (i) lessors of real property other than retail store locations (“Non-Retail Store Locations”) or (ii) consignees, warehousemen or bailees of Inventory or personal property (“Warehouse Locations”), to the extent Inventory or Records are located in or on such property (but not in respect of Non-Retail Store Locations or Warehouse Locations (A) where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent or (B) which do not (1) contain Records relating to Receivables or Inventory or (2) in which either no Inventory or Inventory having a Value of less than $100,000 is located), provided, that, notwithstanding, the foregoing Agent may, at its option, establish Reserves in respect of amounts at any time due or to become due to the owner and operator of such Non-Retail Store Location and Warehouse Location as Agent shall reasonably determine in the event that any of the following shall occurred: (A) an Event of Default shall have occurred and be continuing, (B) any Borrower, Guarantor or Agent shall have received notice of any event of default under (i) the lease with respect to such Non-Retail Store Location or (ii) the bailee or warehouse agreement with respect to such Warehouse Location or (C) any Borrower or Guarantor has granted to the lessor, consignee, warehousemen or bailee a consensual security interest or lien upon any assets of such Borrower or Guarantor (unless such security interest is waived or subordinated to the security interest of Agent on terms and conditions reasonably satisfactory to Agent),

(v) any rental payments, service charges or other amounts owing to lessors of retail store locations,

(A) which are past due and owing to lessors of retail store locations in states other than Landlord Lien States (but not in respect of retail store locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), provided, that, Agent may, at its option, establish Reserves in respect of amounts at any time due or to become due to the owner and lessor of such a retail store location as Agent shall reasonably determine in the event that any of the following shall occurred: (1) an Event of Default shall have occurred and be continuing, (2) any Borrower, Guarantor or Agent shall have received notice of any event of default under the lease with respect to such location, or (3) any Borrower or Guarantor has granted to the lessor a security interest or lien upon any assets of such Borrower or Guarantor (unless such security interest is waived or subordinated to the security interest of Agent on terms and conditions reasonably satisfactory to Agent), and

(B) which are due or to become due to lessors of retail store locations located in Landlord Lien States (but not in respect of retail store locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), provided, that, the Reserves established pursuant to this clause (v)(B) as to any particular retail store location shall not exceed at any time the aggregate of such amounts payable for the next two (2) months to the lessors of such retail store locations, provided, that, such limitation on the amount of the Reserves which may be established by Agent pursuant to this clause (v)(B) shall only apply so long as: (1) no Event of Default shall have occurred and be continuing, (2) neither a Borrower, Guarantor nor Agent shall have received notice of any event of default under the lease with respect to such location or (3) any Borrower or Guarantor has granted a consensual lien or security interest upon any assets of such Borrower or Guarantor (unless such security interest is waived or subordinated to the security interest of Agent on terms and conditions reasonably satisfactory to Agent),

(vi) any rental payments, service charges or other amounts which are past due to lessors of personal property;

(vii) up to fifty (50%) percent of the aggregate amount of (A) merchandise gift certificates, and (B) the dollar value of Frequent Buyer Program points as accrued by Borrowers in accordance with GAAP,

(viii) an adverse change in the number of days of the turnover of Inventory or a material change in the mix of the Inventory that results in an overall decrease in the value thereof or a material deterioration in its nature or quality that results in an overall decrease in the value thereof (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent),

(ix) variances between the perpetual inventory records of Borrowers and the results of test counts of Inventory conducted by Agent or at the request of Agent pursuant to the terms of this Agreement, with respect thereto in excess of the percentage reasonably acceptable to Agent but only to the extent that such variances are not accounted for as Inventory shrinkage,

(x) Inventory that may become obsolete, based on prior twelve (12) months expired product expenses or Inventory currently in retail store locations that was subject to previous store “giveaways” within the prior twelve (12) months,

(xi) the aggregate amount of deposits, if any, received by any Borrower from its retail customers in respect of unfilled orders for merchandise,

(xii) the amount of Canadian Priority Payables, provided, that, any Reserve with respect to clause (b) of Section 1.24 hereof shall only be taken in respect of Eligible Inventory located in Canada,

(xiii) Bank Product Reserve, and

(xiv) E-Payables Reserve.

Agent will not establish new Reserves after the date hereof on account of any circumstances, conditions, events or contingencies of which Agent has actual knowledge as of the date hereof. To the extent Agent may establish new criteria or revise existing criteria (including percentages applied to determine the amount of) for Eligible Credit Card Receivables or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner reasonably satisfactory to Agent, Agent shall not establish or increase a Reserve for the same purpose. The amount of any Reserve established or increased by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as reasonably determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties or is in respect of Bank Product Reserves, Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base. Agent shall provide prior written notice to Administrative Borrower of any material change in the categories of Reserves established after the date hereof or in the manner such Reserves are calculated or any other change to any item for the calculation thereof.

1.148 “Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4 and (b) assignments by or to such Revolving Lender pursuant to Section 13.7. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 1.36, or on

Schedule 1 to the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $70,000,000.

1.149 “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s unpaid Revolving Loans and its outstanding Letter of Credit Obligations.

1.150 “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

1.151 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Lender or by Agent for the account of any Revolving Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1, Section 12.8 and Section 12.11 hereof.

1.152 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank, and (d) any Bank Product Provider and Bank of America, N.A. (in its capacity as a party to the E-Payables Agreement); provided, that, (i) as to any Bank Product Provider and as to Bank of America, N.A., only to the extent of the Obligations owing to such Bank Product Provider and Bank of America, N.A., as provided, in subsection (b) of the definition of Obligations set forth herein and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

1.153 “Security” shall have the meaning set forth in Article 8 of the UCC.

1.154 “Senior Secured Note Documents” means, collectively, the Senior Secured Notes, the Senior Secured Note Indenture and all other agreements, document and instruments now or at any time executed and delivered by any Borrower or Guarantor in connection therewith.

1.155 “Senior Secured Note Indenture” shall mean the Indenture, dated as of November 15, 2005, by and among Vitamin Shoppe, as issuer, and Parent and VS Direct, as Subsidiary Guarantor and Senior Secured Note Trustee, as trustee, with respect to the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.156 “Senior Secured Note Indenture Borrowing Base” shall mean, as of any date, an amount equal to:

(a) 90% of the face amount of all accounts receivable owned by Vitamin Shoppe and its Restricted Subsidiaries (as such term is defined in the Senior Secured Note Indenture) as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

(b) 65% of the book value of all Inventory, net of reserves, owned by Vitamin Shoppe and its Restricted Subsidiaries (as such term is defined in the Senior Secured Note Indenture) as of the end of the most recent fiscal quarter preceding such date, provided, that, the definition of “Senior Secured Note Indenture Borrowing Base” set forth herein shall be deemed amended or otherwise modified from time to time to the same extent as any amendment or modification to the definition of “Borrowing Base” set forth in the Senior Secured Note Indenture.

1.157 “Senior Secured Note Priority Debt Limit” shall mean, so long as the Indebtedness evidenced by the Senior Secured Note Documents remains outstanding and such agreements remain in full force and effect and/or such Indebtedness is refinanced as permitted under the terms of this Agreement, the greater of (a) $50,000,000 less the aggregate amount of all “Net Proceeds” of “Asset Sales” (as such quoted terms are defined in the Senior Secured Note Indenture) applied by Borrowers or any Guarantors since the date of the Senior Secured Note Indenture to repay (whether permanently or otherwise) the Obligations or any other Priority Lien Debt (as such term is defined in the Senior Secured Note Indenture) or (b) the Senior Secured Note Indenture Borrowing Base; provided, that, the term “Senior Secured Note Priority Debt Limit”, shall be deemed amended or modified to the extent and to the same extent that Section 4.09(b)(1) of the Senior Secured Note Indenture is amended or modified after the date hereof.

1.158 “Senior Secured Notes” shall mean, collectively, the Senior Secured Notes due 2012 issued by Vitamin Shoppe pursuant to the Senior Secured Note Indenture in the original aggregate principal amount of $165,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced to the extent permitted herein.

1.159 “Senior Secured Note Trustee” shall mean Wilmington Trust Company, as trustee under the Senior Secured Note Indenture and any successor, replacement or additional trustee and their respective successors and assigns.

1.160 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation on a going concern basis (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.161 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.162 “Store Accounts” shall have the meaning set forth in Section 6.3.

1.163 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.164 “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

1.165 “Taxes” shall have the meaning set forth in Section 6.5(a) hereof.

1.166 “Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

1.167 “Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans, subject to the terms of this Agreement, as set forth on Schedule 1.37 and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, subject to the terms of this Agreement, which aggregate commitment shall be $25,000,000 on the date of this Agreement. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Pro Rata Share of the Term Loans.

1.168 “Term Loan Maturity Date” shall mean January 18, 2013 or any earlier date (a) on which the Term Loan Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or (b) commencing on August 15, 2012, on which the sum of the then outstanding balance and all other obligations owing under the Senior Secured Notes is greater than the sum of (i) Borrowers’ then available cash and Cash Equivalents plus (ii) Excess Availability (but only to the extent that Borrowers are permitted to (A) borrow such amount at such time under the terms of this Agreement including, without limitation, Section 4.2 hereof (B) make a repayment or prepayment in full of the Senior Secured Notes pursuant to Section 9.2(a) hereof).

1.169 “Term Loans” means the Term Loans extended by the Term Lenders to the Borrowers pursuant to the Credit Facility as set forth in Section 2.2 hereof.

1.170 “Test Period” means the most recent period of twelve consecutive months of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each month or fiscal year period have been (or have been required to be) delivered pursuant to Section 9.6.

1.171 “Trade Payable Credit Program” shall mean an agreement or arrangement entered into between one or more of the Borrowers, Guarantors or their respective Subsidiaries (individually or collectively (as the case may be), the “Program Debtor”) and a bank or other financial institution (as the case may be, the “Program Financier”) where such Program Debtor maintains a Deposit Account or Deposit Accounts (individually or collectively (as the case may be), the “Program Account”), pursuant to which such Program Debtor and such Program Financier mutually agree that (i) such Program Debtor may direct such Program Financier to pay, or otherwise make available to, one or more trade creditors of such Program Debtor all or any portion of the amount that constitutes an account payable to any such trade creditor (each such transaction, a “Program Payment”), (ii) such Program Debtor is obligated to pay such program Financier an amount equal to the amount actually disbursed by such Program Financier in respect of such Program Payment, on a date no later than forty-five (45) days following the date of each such Program Payment, and (iii) such Program Financier is granted a security interest and contractual right of setoff in the Program Account.

1.172 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to applicable Financing Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Financing Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

1.173 “Value” shall mean, as reasonably determined by Agent in good faith, with respect to Inventory, the lower of (a) cost determined on the weighted average cost basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower unless the sale by such Affiliate is a bona fide arm’s length transaction consistent with the most recent appraisal received and accepted by Agent for the Inventory and consistent with the prices previously paid by such Borrower in comparable dealings with non-Affiliates, or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.174 “VAT” shall mean Value Added Tax imposed in Canada or any other jurisdiction and any equivalent or similar tax applicable in any jurisdiction and including any goods and services tax.

1.175 “Vitamin Shoppe” shall mean Vitamin Shoppe Industries Inc., a New York corporation, and its successors and assigns.

1.176 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time

Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.177 “VS Direct” shall mean VS Direct Inc., a Delaware corporation, and its successors and assigns.

1.178 “Zero Balance Accounts” shall mean Deposit Accounts in which a balance of zero is maintained by the depository institution at all times by automatically transferring funds from a master Deposit Account to such Zero Balance Account in an amount only large enough to cover checks presented and other debits to such account, such that any such Zero Balance Account maintains an overnight balance of zero dollars at all times.

SECTION 2. CREDIT FACILITIES

2.1	Revolving Loans.

(a) Subject to and upon the terms and conditions contained herein, each Revolving Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) in an aggregate principal amount outstanding at any one time that will not result in such Revolving Lender’s Pro Rata Share of the aggregate amount of Revolving Loans and Letter of Credit Obligations then outstanding exceeding such Revolving Lender’s Revolving Commitment. Subject to and upon the terms and conditions contained herein, each Revolving Loan shall be comprised entirely of ABR Loans or Eurodollar Rate Loans as each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request in accordance herewith, provided that all Revolving Loans made on the date hereof must be made as ABR Loans but may be converted into Eurodollar Rate Loans in accordance with Section 3.1(b) hereof.

(b) To the extent that any facts or circumstances (i) have led to Agent establishing a Reserve pursuant to one provision of this Agreement, Agent shall not establish any Reserves based on the same such facts or circumstances pursuant to any other provision of this Agreement, and (ii) were taken into account in calculating any component of the Borrowing Base, Agent shall not establish any Reserves based on the same such facts or circumstances.

(c) Except in Agent’s discretion, with the consent of all Revolving Lenders, or as otherwise provided in Section 12.8 or Section 12.11 herein, (i) the aggregate amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit, (ii) the aggregate amount of Revolving Loans and Letter of Credit Obligations outstanding at any time based on Eligible Inventory consisting of in-transit Inventory shall not exceed the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time, and (iii) the aggregate amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time, when taken together with the amounts outstanding under all other Credit Facilities (as such term is defined in the Senior Secured Note Indenture), including any amounts owing by Borrowers and Guarantors to counterparties in respect of Hedge Agreements which are secured by Collateral hereunder, shall not exceed the Senior Secured Note Priority Debt Limit.

(d) In the event that (i) the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit (ii) the outstanding aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on Eligible Inventory consisting of in-transit Inventory at any time exceeds the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time, (iii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding to all Borrowers exceeds the Borrowing Base, or (iv) the aggregate principal amount of the Revolving Loans, the Letter of Credit Obligations and the Term Loans outstanding at any time, when taken together with the aggregate principal amount of Indebtedness outstanding under all other Credit Facilities (as such term is defined in the Senior Secured Note Indenture) exceeds the Senior Secured Note Priority Debt Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall immediately repay to Agent the entire amount of any such excess(es).

2.2	Term Loans.

(a) Subject to and upon the terms and conditions contained herein, each Term Lender severally (and not jointly) agrees to make its Pro Rata Share of Term Loans in a single advance to the Borrowers at the request of Borrowers, made not later than 11:00 a.m. Chicago time, at least three Business Days prior to the requested date of borrowing on or prior to March 7, 2011, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to Agent’s designated account no later than 10:00 a.m., Chicago time on the date requested for such borrowing by Borrowers. Amounts repaid in respect of Term Loans may not be reborrowed.

(b) After funding of the Term Loans, Borrowers shall repay the Term Loans by making installment payments of principal on the Term Loans in the amount of $3,125,000, commencing on May 1, 2011 and continuing on the first Business Day of each August, November, February and May thereafter, until the Term Loans have been paid in full. To the extent not previously paid, all unpaid Term Loans (including accrued but unpaid interest thereon) shall be paid in full in cash by the Borrowers on the Term Loan Maturity Date.

2.3	Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Revolving Lender according to its Pro Rata Share of Revolving Loans, containing terms and conditions acceptable to Agent and Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the

Borrowers with, Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to Issuing Bank and Agent (prior to 9:00 a.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. The form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and Issuing Bank, and as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks relevant to the proposed issuance generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks relevant to the proposed issuance generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit. If requested by Issuing Bank, the applicable Borrower also shall submit a letter of credit application on Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, (ii) the terms and conditions of Section 2.1 hereof shall be satisfied, and (iii) Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, Reserves shall be established in the applicable amount set forth in Section 2.3(b)(iii)(A) or Section 2.3(b)(iii)(B).

(c) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) unless otherwise agreed by the Issuing Bank and (including automatic or “evergreen” renewal) (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Except in Agent’s discretion, with the consent of all Revolving Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e) If Issuing Bank shall make any payment in respect of a Letter of Credit, Borrowers shall reimburse such payment by paying to Agent an amount equal to such payment not later than 1:00 p.m., Chicago time, on the date that such payment is made, if Administrative Borrower shall have received notice of such payment prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that Administrative Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a ABR Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Revolving Lenders as a Revolving Loan (or Special Agent Advance, as the case may be) (which Revolving Loan shall be deemed to reimburse the Issuing Bank for such amount due). The date of such Revolving Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Revolving Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f) Borrowers’ joint and several obligation to reimburse Issuing Bank for any payment under any Letter of Credit as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrowers’ obligations hereunder. Neither Agent, Revolving Lenders nor Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided that the foregoing shall not be construed to excuse Issuing Bank from liability to

Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith, or willful misconduct on the part of Issuing Bank (as finally determined by a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence, bad faith or willful misconduct of Agent or any Lender. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence, bad faith or willful misconduct of Agent or any Lender. The provisions of this Section 2.3(g) shall survive the payment of Obligations and the termination of this Agreement.

(h) At any time after the occurrence and during the continuance of an Event of Default,

(i) in connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s reasonable request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s reasonable request, to Agent in their original form; and

(ii) within three (3) Business Days that Administrative Borrower receives notice from Agent or Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit in an account with Agent, in the name of

Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Letter of Credit Obligations as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Section 10.1. Such deposit shall be held by Agent as collateral for the payment and performance of the Letter of Credit Obligations. Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for so long as the Event of Default which triggered the requirement for such funds to be deposited is continuing and Borrowers hereby grant Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole but reasonable discretion of Agent and at Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Agent to reimburse Issuing Bank for any draws under any Letter of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the Letter of Credit Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with Letter of Credit Obligations representing greater than 50% of the total Letter of Credit Obligations), be applied to satisfy other Obligations. If Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all such Events of Default have been cured or waived.

Except as otherwise provided herein, Agent shall not exercise any such rights pursuant to this clause so long as no Event of Default shall have occurred and be continuing. Borrowers and Guarantors shall, at Agent’s reasonable request, designate Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.

(i) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Revolving Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(j) Immediately upon the issuance or amendment of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Revolving Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Revolving Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

(k) The obligations of Borrowers to pay Letter of Credit Obligations and the obligations of Revolving Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Revolving Lender when due, Agent shall be entitled to recover such amount on demand from such Revolving Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the Interest Rate then payable by any Borrower in respect of Revolving Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

(l) If Issuing Bank shall make any payment under any Letter of Credit, then, unless Borrowers shall reimburse such payment in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse such payment including a reimbursement pursuant to any ABR Loan made by Agent in accordance with paragraph (e) of this Section, at the rate per annum then applicable to ABR Loans; provided that, if Borrowers fail to reimburse such payment when due pursuant to paragraph (e) of this Section, then Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for ABR Loans by two (2%) percent per annum; provided that such increased Applicable Margins shall only apply to such unpaid amount and not to any other Obligations, outstanding hereunder. Interest accrued pursuant to this paragraph shall be for the account of Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(m) Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, Agent, the replaced Issuing Bank and the successor Issuing Bank. Agent shall notify Lenders of any such replacement of Issuing Bank. At the time any such replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to the Fee Letter, as described in Section 3.2(c) hereof. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of Issuing Bank under this Agreement with respect to Letter of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.4	Increases or Reductions of the Maximum Credit.

(a) Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) Borrowers shall not reduce the Revolving Commitments to less than $30,000,000, and (iii) Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 6.4, the sum of the Revolving Loans plus the Letter of Credit Obligations then outstanding would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(b) Administrative Borrower shall notify Agent of any election to reduce the Revolving Commitments under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Administrative Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(c) Borrowers shall have the right to increase the Maximum Credit by obtaining additional Revolving Commitments, either from one or more of the Revolving Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) Administrative Borrower, on behalf of Borrowers, may make a maximum of two (2) such requests, (iii) Agent has approved the identity of any such new Revolving Lender, such approval not to be unreasonably withheld, (iv) any such new Revolving Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.4(d) have been satisfied.

(d) Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to Agent and shall only require the written signatures of Agent, Borrowers and the Revolving Lender(s) being added or increasing their Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitment to exceed $100,000,000. As a condition precedent to such an increase, Borrowers shall deliver to Agent a certificate of each Borrower and each Guarantor (in sufficient copies for each Lender) signed by an Authorized Officer of each Borrower and each Guarantor (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Financing Agreements are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default has occurred and is continuing.

2.5 Revolving Commitments. The aggregate amount of each Revolving Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Obligations shall not exceed the amount of such Revolving Lender’s Revolving Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.6 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 2.6 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Upon the request by Borrowers and Guarantor and the acceptance by such Bank Product Provider in the first sentence of this Section 2.6, such Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

2.7 Joint and Several Liability. Borrowers shall be liable for all Obligations due to Agent, Issuing Bank and Secured Parties under this Agreement, regardless of which Borrower actually receives the Loans, Letters of Credit or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent accounts for such Loans, Letters of Credit or other extensions of credit on its books and records. The Obligations with respect to Loans and Letters of Credit or other extensions of credit made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans and Letters of Credit or other extensions of credit made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (c) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers and Guarantors, (d) the election of Agent in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (e) the disallowance of all or any portion of the claim(s) of Agent for the repayment of the Obligations of the other Borrowers and Guarantors under Section 502 of the Bankruptcy Code, or (f) any other circumstances which might constitute a legal or equitable discharge or defense of any obligor, other than the payment of the Obligations and the willful misconduct, bad faith or gross negligence of Agent, any Issuing Bank or Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, each Borrower and Guarantor waives, until the Obligations shall have been paid in full in immediately available funds and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent now has or may hereafter have against Borrowers and Guarantors, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent. Upon any Event of Default and for so long as the same is continuing, Agent may proceed directly and at once, without notice, against any Borrower or Guarantor to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower and Guarantor consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or Guarantors against or in payment of any or all of the Obligations.

2.8 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender.

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.2(a);

(b) the Revolving Commitment and the Pro Rata Share of the then outstanding Obligations of such Defaulting Lender shall not be included in determining whether all Lenders, Covenant Required Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.4), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Letter of Credit Obligation exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Obligations shall be reallocated among the Revolving Lenders (other than those that are also Defaulting Lenders) in accordance with their respective Pro Rata Share of Revolving Loans but only to the extent (x) the sum of all Revolving Lenders’ (other than those that are also Defaulting Lenders) Pro Rata Share of the then outstanding Obligations consisting of Revolving Loans plus such Defaulting Lender’s Letter of Credit Obligations does not exceed the total of all Revolving Lenders’ (other than those that are also Defaulting Lenders) Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within three (3) Business Days following notice by Agent cash collateralize such Defaulting Lender’s pro rata share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.3(h)(i) for so long as such Letter of Credit Obligation are outstanding;

(iii) if Borrowers cash collateralize any portion of such Defaulting Lender’s pro rata share of the Letter of Credit Obligations pursuant to Section 2.8(c), Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2 with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s pro rata share of the Letter of Credit Obligations is cash collateralized;

(iv) if the Letter of Credit Obligations of the non-Defaulting Lenders is reallocated pursuant to Section 2.8(c), then the fees payable to the Revolving Lenders pursuant to Section 3.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v) if any Defaulting Lender’s Letter of Credit Obligations are neither cash collateralized nor reallocated pursuant to Section 2.8(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Obligations) and letter of credit fees payable under Section 3.2 with respect to such Defaulting Lender’s pro rata share of the Letter of Credit Obligations shall be payable to the Issuing Bank until such pro rata share of the Letter of Credit Obligations is cash collateralized and/or reallocated;

(d) the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Revolving Lenders (other than those that are also Defaulting Lenders) and/or cash collateral will be provided by Borrowers in accordance with Section 2.8(c), and participating interests in any such newly issued or increased Letters of Credit shall be allocated among Revolving Lenders (other than those that are also Defaulting Lenders) in a manner consistent with Section 2.8(c)(i) (and Defaulting Lenders shall not participate therein);

(e) in the event and on the date that each of Agent, Borrowers and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Obligations of the other Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans and Letter of Credit Obligations of the other Revolving Lenders as Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Pro Rata Share of Revolving Loans; and

(f) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Revolving Commitment of any Revolving Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

2.9	Prepayment of Loans.

(a) Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section;

(b) Borrowers Representative shall notify Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, not later than 10:00 a.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Loan, Agent shall advise the Lenders of the contents thereof. Each prepayment of the Revolving Loans shall be applied ratably to the Revolving Loans. Each prepayment of a Term Loan shall be applied to installments of the Term Loans in inverse order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

SECTION 3. INTEREST AND FEES

3.1	Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the applicable Interest Rate. All interest accruing hereunder on and after the date of any Event of Default (for as long as such Event of Default is continuing) or termination hereof shall be payable on demand.

(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request that Loans be made as Eurodollar Rate Loans or may request

ABR Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the ABR Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, two (2) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or ABR Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $500,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans which are Revolving Loans in the aggregate at any time requested by Borrowers shall not exceed the amount equal to the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding in Administrative Borrower’s reasonable determination as confirmed by Agent in good faith (but with no obligation of Agent or Revolving Lenders to make such Revolving Loan), and (vii) Agent and each Lender shall have reasonably determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Loans that are ABR Loans to Eurodollar Rate Loans or to continue any existing Loans that are Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Adjusted Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to ABR Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least two (2) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to ABR Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such Person, as a result of the conversion of Eurodollar Rate Loans to ABR Loans pursuant to any of the foregoing on a date other than the last day of any relevant Interest Period.

(d) Interest shall be payable by Borrowers to Agent, for the account of Revolving Lenders and the Term Lenders, as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty

(360) day year and actual days elapsed. The Interest Rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Alternate Base Rate effective on the date of any change in such Alternate Base Rate. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2	Fees.

(a) Borrowers shall pay to Agent, for the account of Revolving Lenders, monthly an unused line fee at a rate equal to one half (.50%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof), in which case it shall be calculated on the basis of days actually elapsed during such month) while this Agreement is in effect and for so long thereafter as any of the Obligations (other than indemnities and contingent Obligations which survive the termination of this Agreement and the other Financing Agreements) are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) In the case of all Letters of Credit, Borrowers shall pay to Agent, for the account of Revolving Lenders, a fee at a rate equal to Applicable Margin for Eurodollar Rate Loans (then in effect) per annum on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), in which case it shall be calculated on the basis of days actually elapsed during such month) payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except that Borrowers shall pay, at Agent’s option, with notice, such fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination or non-renewal of this Agreement until Revolving Lenders have received full and final payment of all Obligations (other than contingent Obligations not yet accrued) notwithstanding entry of a judgment against any Borrower or Guarantor and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders), a letter of credit fronting fee equal to one-quarter of one (1/4%) percent (on a per annum basis) calculated upon the daily outstanding balance of the Letter of Credit Obligations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month and negotiation fees agreed to by Borrowers and Issuing Bank from time to time and the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c) Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

(d) Borrowers shall pay to Agent, for the account of Term Lenders, monthly an unused fee at a rate equal to one half (.50%) percent per annum calculated upon the amount of the total Term Loan Commitments, which fee shall accrue during the period commencing on the Closing Date and continuing through and including the earlier of (i) on March 7, 2011 and (ii) the date the Term Loan is advanced, which fee shall be calculated on the basis of days actually elapsed during such period and shall be payable on the first day of each month in arrears.

3.3	Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment (other than any increased cost resulting from (A) Taxes (as to which Section 6.5 and the limitations thereto shall govern) and any other taxes, or (B) changes in the basis of taxation of overall net income by the jurisdiction under the laws of which the Agent or such Lender is organized or in which the Agent’s or such Lender’s lending office is located or any political subdivision thereof), then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost and the calculation thereof, including reasonable supporting information, shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be prima facie evidence, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be prima facie evidence) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give a written certificate to that effect to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as ABR Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to ABR Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert ABR Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written certificate describing such circumstances to Administrative Borrower and Agent (which notice shall be prima facie, absent manifest error, and shall be withdrawn whenever such circumstances no longer exist), (ii) the Commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert ABR Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a Commitment only to make an ABR Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Prior to requesting indemnification from the Borrowers for any material increased costs described in Sections 3.3(a) and (c) hereto (“Increased Costs”),

(i) any Lender affected by any Increased Costs (an “Affected Lender”) shall make commercially reasonable efforts to designate a different lending office, if such designation would prevent the accruing of Increased Costs or decrease the amount thereof by a material amount, and would not, in the commercially reasonable judgment of Affected Lender, be otherwise disadvantageous to Affected Lender, and

(ii) if such designating of a different lending office would, in the reasonable judgment of Affected Lender, be disadvantageous to Affected Lender, then such Lender shall either:

(A) assign all of its rights and obligations under this Agreement to an Eligible Transferee, if such assignment would eliminate or materially reduce the amount of the Increased Costs, and would not, in the reasonable judgment of Affected Lender, be disadvantageous to Affected Lender; or

(B) offer the Borrower to repay within fifteen (15) Business Days after written notice provided to the Borrower (with a copy to Agent) to that effect, all of Affected Lender’s interest in the Loans. Any repayment by the Borrower pursuant to this Section 3.3(d)(ii)(B) shall be made directly to the Affected Lender without giving effect to Section 6.4, Section 6.10 or any other provision in this Agreement to the contrary.

(e) Borrowers and Guarantors shall indemnify Agent and each Lender and agree to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last Business Day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last Business Day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the indefeasible payment in full of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans and of the Issuing Bank to issue Letters of Credit hereunder is subject to the satisfaction of, or waiver (in accordance with Section 11.4) of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letters of Credit of each of the following conditions precedent:

(a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(b) no material adverse change shall have occurred in the assets or business of Borrower since the date of Agent’s latest field examination and no change or event shall have occurred which would materially impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(c) Agent shall have received satisfactory projections for the fiscal years ending 2011 through 2013;

(d) all fees, costs and expenses payable by Borrower, as of the effectiveness of this Agreement, under the terms of this Agreement and the other Financing Agreements shall have been paid in full;

(e) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements, and such other matters as Agent may reasonably request;

(f) This Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed by the applicable parties thereto and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or before any Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has a reasonable likelihood of having a Material Adverse Effect;

(c) so long as the limitations with respect to secured indebtedness and limitation on liens set forth in Secured Note Documents remain in effect, Administrative Borrower shall, together with any request for a Loan or Letter of Credit, deliver a certificate of its chief financial officer or Vice President-Finance to Agent stating that after giving effect to the Loan or Letters of Credit requested, the outstanding amount of Revolving Loans and Letter of Credit Obligations outstanding under this Agreement when taken together with all other Indebtedness outstanding under Credit Facilities (as such term is defined in the Senior Secured Note Indenture) does not exceed the Senior Secured Note Priority Lien Debt Limit, and setting forth the calculations with respect thereto;

(d) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and immediately after giving effect thereto; and

(e) after giving effect to any Revolving Loan or the issuance of any Letter of Credit, Excess Availability is not less than zero.

Each Loan and each issuance, increase, renewal or extension (other than automatic renewals and extensions of evergreen Letters of Credit) of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d) and (e) of this Section.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, as security, all of the following personal property and fixtures, and interests in personal property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Secured Party, collectively, the “Collateral”), including:

(a) all Accounts;

(b) all General Intangibles;

(c) all Intellectual Property and all rights to registration of any domain name;

(d) all Goods, including but not limited to, Inventory and Equipment;

(e) all Chattel Paper, including, all tangible and electronic Chattel Paper;

(f) all Instruments, including, all promissory notes;

(g) all Documents;

(h) all Deposit Accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all Letter-of-Credit Rights;

(j) all Supporting Obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) Goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed Goods, and (iv) deposits by and property of Account Debtors or other Persons securing the obligations of Account Debtors;

(k) all (i) Investment Property (including, but not limited to, Securities, whether certificated or uncertificated, Securities accounts, Security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, those identified in Schedule 5.2(g) hereto;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all accessions to, substitutions for and replacements, products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and Borrowers and Guarantors shall not be deemed to have granted a security interest in, (i) any personal (other than Accounts, Inventory and Intellectual Property) and Real Property, fixtures and interest of any Borrower or Guarantor which are not assignable or are incapable of being encumbered as a matter of law, except for the products and proceeds thereof, (ii) any Borrower’s or Guarantor’s rights or interests in any license, contract or agreement with respect to Intellectual Property (which is not owned by such Borrower or Guarantor) to which such Borrower or Guarantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under applicable law, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Borrower or Guarantor is a party (except for the products and proceeds thereof); provided, however, upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such

Borrower or Guarantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, and (iii) the Capital Stock of any Foreign Subsidiary to the extent that such Capital Stock constitutes more than sixty-five percent (65%) of the Voting Stock of all classes of the Capital Stock of such Foreign Subsidiary that are entitled to vote, except for the products and proceeds thereof as long as such products or proceeds do not cause the aggregate amount of the Voting Stock of such Foreign Subsidiary part of the Collateral to exceed at any time sixty-five percent (65%) of the Voting Stock of all classes of the Capital Stock of such Foreign Subsidiary. Notwithstanding the foregoing, the Collateral shall exclude any rights to any Intellectual Property, or License Agreements that would be cancelled or rendered invalid or unenforceable under applicable law by the grant of a security interest created pursuant to the terms of this Agreement, for as long as such prohibition or reason for invalidity under applicable law exists, except for the products and proceeds thereof. If any Borrower or Guarantor is required to deliver an estoppel letter with respect to any leasehold to the landlord party to such lease (or to the mortgagor of such landlord), the Collateral shall also exclude any rights to such leasehold to the extent necessary to permit such Borrower or Guarantor to certify that such leasehold is not subject to any assignment or hypothecation, and solely for purposes of such estoppel letter.

5.2	Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction or under the PPSA, as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Any such financing statements may indicate the Collateral as (i) all assets of the debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction or under the PPSA, or (ii) by any other description which reasonably approximates the description contained herein. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral, provided, that, the inclusion of the description of assets and properties of such Borrower or Guarantor that do not constitute

Collateral in any financing statement shall not be deemed a grant of a security interest in such asset of such Borrower or Guarantor in favor of Agent and Secured Parties. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor without the prior written consent of Agent. Each Borrower and Guarantor acknowledges that it is not authorized to file any financing statement, amendment, termination statement or correction statement with respect to any financing statement without the prior written consent of Agent.

(b) Each Borrower and Guarantor does not have any Chattel Paper (whether tangible or electronic) or Instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any Chattel Paper or Instrument after the date hereof, which together with all other Chattel Paper or Instruments that Borrower has become entitled to or has received after the date hereof has an aggregate fair market value in excess of $100,000, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all such tangible Chattel Paper and Instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such Instrument or Chattel Paper with an aggregate fair market value in excess of $100,000, to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to Chattel Paper or Instruments as applicable: “This [chattel paper] [instrument] is subject to the security interest of JPMorgan Chase Bank, N.A., and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, or any similar or successor act, law or statute) which together with all other electronic Chattel Paper or “transferable record” that Borrower has become entitled to or has received after the date hereof has an aggregate fair market value in excess of $100,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic Chattel Paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, or any similar or successor act, law or statute.

(d) Each Borrower and Guarantor does not have any Deposit Accounts as of the date hereof, except (x) Store Accounts or (y) as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any Deposit Account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be an Eligible Depository Bank or shall be reasonably acceptable to Agent, and (iii) on or before the opening of such Deposit Account, such Borrower or Guarantor shall as Agent may reasonably specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such Deposit Account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such Deposit Account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the Deposit Account on terms and conditions reasonably acceptable to Agent. The terms of this subsection (d) shall not apply to Deposit Accounts which are Store Accounts, Zero Balance Accounts, Manual Sweeping Accounts or Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees. Agent shall not exercise control over any Deposit Account until an Event of Default has occurred or a Compliance Period has commenced, and thereafter for only so long as it is continuing; and Agent shall cease to exercise control over any Deposit Accounts at such time as no Event of Default and no Compliance Period is then continuing.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the date hereof, or have any investment account, Securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated Securities, which together with all other certificated Securities that Borrower holds or acquires an interest in after the date hereof have an aggregate fair market value in excess of $100,000, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any Securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, and such Securities together with all other such Securities acquired by Borrower have an aggregate fair market value in excess of $100,000, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may reasonably specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such Securities, without further consent of any Borrower or Guarantor or such nominee (it being understood that Agent shall not give any such issuer any such instructions unless an Event of Default has occurred and is continuing), or (B) arrange for Agent to become the registered owner of the Securities.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a Deposit Account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such Investment Property on terms and conditions reasonably acceptable to Agent. Agent shall not exercise control over any investment account, securities account, commodity account or other similar account (other than any Deposit Accounts which shall be governed by Section 5.2(d) above) unless an Event of Default has occurred or a Compliance Period has commenced, and thereafter for only so long as it is continuing; and Agent shall cease to exercise control over any investment account, securities account, commodity account or other similar account at such time as no Event of Default and no Compliance Period is then continuing.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, which together with all other letters of credit, banker’s acceptances and similar instruments that Borrower has become entitled to or has received after the date hereof has an aggregate fair market value in excess of $100,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly, as Agent may reasonably specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated Person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct upon the occurrence and during the continuance of an Event of Default or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) upon the occurrence and during the continuance of an Event of Default).

(g) Except as set forth in Schedule 5.2(g) hereto, on the date hereof, Borrowers and Guarantors do not have any commercial tort claims with respect to which the amount claimed exceeds $1,000,000 and either a written demand therefor has been made or legal action has commenced. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims with respect to which the amount claimed exceeds $1,000,000 and either a written demand therefor has been made or legal action has commenced, or if any Event of Default exists, upon Agent’s request, if any Borrower or Guarantor has any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s reasonable request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any Goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for Goods located in the United States (and Goods located in Canada, so long as Agent has received prior notification thereof and Borrowers have taken all action reasonably requested by Agent to perfect the security interest of Agent and Secured Parties therein) in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of any carrier transporting such Goods. In the event that any Goods covered by documents of title or other Collateral with a fair market value in excess of $50,000 are at any time after the date hereof in the custody, control or possession of any other Person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s reasonable request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement, subject to Section 9.2 hereof, duly authorized, executed and delivered by such Person and the Borrower or Guarantor that is the owner of such Collateral, except where the fair market value of the Collateral involved is less than $50,000.

(i) Each Borrower and Guarantor will use commercially reasonable efforts to maintain the Intellectual Property owned by it, defend the Intellectual Property against the claims of all persons, and will maintain and renew all registrations of the Intellectual Property, if applicable; provided, that, Borrowers and Guarantors shall not be required to maintain, defend or renew any Intellectual Property which is not material to the Borrowers’ business or has no material economic value. If any trademark is material to the conduct of any Borrower’s or Guarantor’s business or has material economic value, such Borrower or Guarantor, as the case may be, shall not permit the expiration or abandonment of such trademark without the prior written consent of Agent (which consent shall not be unreasonably withheld). If, before the Obligations have been satisfied in full and the Financing Agreements have been terminated, any Borrower or Guarantor shall obtain or acquire any new trademark registration or file or acquire any new trademark application, Administrative Borrower shall give Agent notice thereof in the compliance certificate delivered to Agent pursuant to Section 9.6(a)(i) hereof.

(i) Until the Obligations shall have been paid in full and the Financing Agreements have been terminated (other than indemnification and other contingent obligations not yet accrued at such time), each Borrower and Guarantor shall use commercially reasonable efforts to preserve and maintain all rights in the trademarks and the other Intellectual Property; provided, that Borrowers and Guarantors are not required to preserve or maintain any trademarks which are not material to the Borrowers’ business or have no material economic value. Any expenses incurred in connection with such actions shall be borne by Borrowers.

(ii) Borrowers and Guarantors shall not expressly abandon any right to file a trademark, copyright or patent application or registration for any trademark, copyright or patent, or abandon any pending trademark, copyright or patent application or registration without the prior written consent of Agent (which consent shall not be unreasonably withheld), except to the extent that the trademark, copyright or patent covered by such application or registration is not material to the Borrowers’ business or has no material economic value.

(j) Subject to Section 9.2 hereof, Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) upon Agent’s request after the occurrence and during the continuance of an Event of Default, causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the required consents and approvals of any Governmental Authority or third party, including, any consent of any licensor, lessor or other Person obligated on Collateral, and taking all actions required by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time and shall be deemed conclusive absent manifest error or omissions.

6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for

Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3	Collection of Accounts.

(a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 hereto and subject to Section 5.2(d) hereof such other banks as such Borrower or Guarantor may hereafter select. The banks set forth on Schedule 8.10 hereto constitute all of the banks with which Borrowers and Guarantors have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the Deposit Accounts at such banks that are used solely for receiving store receipts from a retail store location of a Borrower (together with any other Deposit Accounts at any time established or used by any Borrower for receiving such store receipts from any retail store location, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such Deposit Account by such Borrower or Guarantor.

(i) Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower into the Store Account of such Borrower used solely for such purpose in accordance with the current and prior practices of such Borrower, but in any event no less frequently than once every three (3) Business Days; provided, that, each retail store of a Borrower may retain in such store funds of up to $10,000 immediately after each deposit of funds from such store into the applicable Store Account. All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(a)(ii) below, except for (A) nominal amounts which are required to be maintained in such Store Accounts under the terms of such Borrower’s arrangements with the bank at which such Store Accounts are maintained or (B) with respect to funds deposited in Manual Sweeping Accounts, which shall be sent to the Blocked Accounts not less than twice every week (and which amounts, together with all amounts held at the retail store locations and not yet deposited in the Store Accounts and amounts in Store Accounts, shall not in the aggregate exceed $3,500,000 at any one time, except (1) to the extent from time to time additional amounts may be held in the retail stores or the Store Accounts on Saturday, Sunday or other days where the applicable depository bank is closed, which additional amounts are to be, and shall be, transferred on the next Business Day to the Blocked Accounts, (2) that such amount does not include the aggregate amount of any investments of the Borrowers and the Guarantors pursuant to Section 9.10(d), and (3) except as Agent may otherwise agree).

(ii) Each Borrower shall establish and maintain, at its expense, Deposit Accounts with such banks as are reasonably acceptable to Agent (the “Blocked Accounts”) into which each Borrower shall promptly either cause all amounts on deposit in the Store Accounts of such Borrower to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors, and all other proceeds of Collateral. Any Eligible Depository Bank shall be deemed acceptable to Agent.

(iii) Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, and shall (at the direction of Required Lenders), instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that an Event of Default is continuing or a Compliance Period is continuing and Agent shall send to Administrative Borrower a copy of any such written instruction sent by Agent to the depository bank promptly thereafter. At all times that Agent shall have notified any depository bank to transfer funds from a Blocked Account to the Agent Payment Account, all payments made to such Blocked Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Revolving Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations in accordance with Section 6.4(a) hereof on the same Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time, by 11:00 a.m. New York City time and if not, then on the next Business Day.

(c) Upon the occurrence and during the continuance of an Event of Default or upon the commencement of any Compliance Period and during any Compliance Period, Parent and its shareholders, directors, employees, agents, each Borrower and Guarantor and their respective employees, agents and Subsidiaries or other Affiliates shall receive and promptly remit to Agent, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other Deposit Account or investment account is established or any other bank, financial institution or other Person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other Person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4	Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to pay any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor;

(ii) second, to pay any fees, indemnities, or expense reimbursements then due to Lenders from any Borrower or Guarantor;

(iii) third, to pay interest due in respect of any Loans (and including any Special Agent Advances);

(iv) fourth, to pay or prepay principal in respect of Special Agent Advances;

(v) fifth, to pay or prepay principal in respect of the Loans (with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity) and to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis;

(vi) sixth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines or at any time that an Event of Default has occurred and is continuing to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any such other contingent Obligations arising under or pursuant to any Bank Products); and

(vii) seventh, at any time that an Event of Default has occurred and is continuing to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) or to Bank of America, N.A. pursuant to the E-Payables Agreement on a pro rata basis. Bank of America, N.A. shall not have any voting rights under this Agreement or any other Financing Agreement as a result of the existence of Obligations owing to it under and pursuant to the E-Payables Agreement.

Notwithstanding anything to the contrary contained in this Agreement, (A) unless so directed by Administrative Borrower, Agent shall not apply any payments which it receives to any Loans that are Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to any such Loans that are Eurodollar Rate Loans and if payments are received or collected from Borrower that otherwise would be applied to Eurodollar Rate Loans, provided no Event of Default or Compliance Period exists, Administrative Borrower may instruct Agent to remit such funds to Administrative Borrower, otherwise, such payments shall be held by Agent and shall bear interest at the Federal Funds Rate per annum commencing on the second Business Day following the date such payments are received or collected from Borrowers and continuing through the date such payments are applied to the Obligations, which shall be upon the expiration of the first Interest Period after receipt or collection of such payments, to the extent of the principal amount of the applicable Eurodollar Rate Loan or otherwise, in Agent’s sole discretion, remitted to Administrative Borrower and (B) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent and Lenders, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds so surrendered or returned and to the extent thereof. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5	Taxes.

(a) Except as required by law, Borrowers shall make all payments hereunder free and clear of and without deduction for or withholding of any taxes, levies, imposts, deductions or charges and penalties, interest and all other liabilities with respect thereto imposed by the United States or any political subdivision thereof (collectively, “Taxes”), excluding (i) Taxes imposed on or measured by the Agent’s or any Lender’s gross receipts, net profits, net income or capital (including branch profits tax or any similar taxes) and any similar or franchise taxes imposed on the Agent or any Lender (x) by the jurisdiction under the laws of which the Agent or such Lender is organized or has its principal place of business or in which the Agent’s or such Lender’s lending office is located or any political subdivision thereof and (y) by a jurisdiction solely as a result of a present or former connection between the Agent or any Lender and such jurisdiction (other than any such connection arising solely from such Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Financing Agreements), and (ii) Taxes that are in effect and would apply at the time such Lender becomes a Lender (all such non-excluded Taxes being hereinafter referred to as “Covered Taxes”). If Borrowers shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, then the sum payable shall be increased as may be necessary so that after making all required withholdings and deductions of Covered Taxes (including deductions and withholdings of Covered Taxes applicable to additional sums payable under this paragraph), the Agent or such Lender receives an amount equal to the sum the Agent or such Lender would have received had no such deductions or withholdings been made. Borrowers shall make such deductions or withholdings and Borrowers shall pay the full amount so deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and deliver to Agent evidence of such payment. Agent and each Lender shall provide any documentation prescribed by applicable law, properly completed and executed, as will permit payments to be made by Borrowers hereunder without the imposition of Covered Taxes. If the Agent or any Lender receives a refund or credit in respect of Covered Taxes, then the Agent or such Lender will pay over the amount of such refund or credit to Borrowers to the extent that the Agent or such Lender has received indemnity payments or additional amounts pursuant to this Section 6.5(a), net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant taxing authority with respect to such refund or credit).

(b) In addition, Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements except for any such taxes, charges, levies or liabilities (i) resulting from a transfer (other than as a result of a foreclosure) by a Lender of all or any portion of its interest in any of the Financing Agreements, (ii) resulting from the gross negligence, bad faith, or willful misconduct of an Agent or any Lender, or (iii) resulting from the voluntary change in the identity of an Agent or Lender (all such Taxes, after taking into account the above exceptions, hereinafter referred to as “Other Taxes”).

(c) Borrowers shall indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including any Covered Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, provided, that any such liability (including for penalties, interest and expenses) is not the result of the gross negligence, bad faith or willful misconduct of such Agent or Lender, and that the Lender or Agent claiming such indemnity has submitted its claim to Borrowers at least 30 days before the expiration of the applicable statute of limitations for claiming a refund of such Covered Taxes or Other Taxes from the taxing jurisdiction. This indemnification shall be made within thirty (30) days from the date such Lender or Agent (as the case may be) makes written demand therefor which demand shall include the original receipt or a certified copy of the receipt of such payment, or in the absence of such a receipt, a certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender. If the Borrowers reasonably believe that such Covered Taxes or Other Taxes were not correctly or legally asserted, the applicable Lender and Agent will cooperate with Borrowers to obtain a refund of such Covered Taxes or Other Taxes, although the cost of any such effort to obtain such refund shall be borne entirely by Borrowers.

(d) As soon as practicable after any payment of Taxes or Other Taxes by Borrowers, Borrowers shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt or other evidence of payment evidencing payment thereof.

(e) Without prejudice to the survival of any other agreements of Borrowers hereunder or under any of the other Financing Agreements, the agreements and obligations of Borrower contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are residents for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrowers or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made. Unless Borrowers and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate, or at such reduced statutory rate if payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are subject to such tax at a rate reduced by an applicable tax treaty. For any period during which a Foreign Lender has failed to provide Borrowers with an appropriate form pursuant to this clause (f) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any

Governmental Authority occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section 6.5 with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under this clause (f), Borrowers shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

6.6 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and Issuing Bank is authorized to issue Letters of Credit based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Administrative Borrower or any Borrower or other authorized Person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations; provided, that, Agent and Lenders shall direct the Loans only into the Funding Accounts and those accounts of Borrowers authorized in writing by an Authorized Officer. The foregoing sentence notwithstanding, if Agent or a Lender makes a Loan into an account of any Borrower designated by a Person who no longer is an Authorized Officer and Agent did not receive prior written notice that such Person is no longer an Authorized Officer, such Loan will still be considered an Obligation hereunder. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 2:00 p.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Revolving Loans and Letters of Credit hereunder only for costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and consummation of any other permitted transactions contemplated hereby which will take place on or about the date hereof and costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Revolving Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only to finance Permitted Acquisitions and for general operating, working capital and other proper corporate purposes of such Borrower (including the intercompany funding of Borrowers and Guarantors) not otherwise prohibited by the terms hereof. Borrowers shall use the proceeds of the Term Loans hereunder only for repayment of the Senior Secured Notes (subject to the terms of the Intercreditor Agreement and Section 9.24(g)). None of the proceeds of any Loans or

Letters of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints Vitamin Shoppe as Administrative Borrower and, as such, constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall have and may exercise such powers under the Financing Agreements as are specifically delegated to Administrative Borrower by the terms of each thereof, including, but not limited to ensuring that the disbursement of any Loans to each Borrower requested by or paid to or for the account of a Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower, together with such powers as are reasonably incidental thereto.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) The Administrative Borrower may execute any of its duties as the Administrative Borrower hereunder and under any other Financing Agreements by or through Authorized Officers.

(f) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Revolving Loans shall be made among the Revolving Lenders based on their respective Pro Rata Shares as to the Revolving Loans, (b) the making and conversion of Term Loans shall be made among Term Lenders based on their respective Pro Rata Shares as to the Terms Loans and (c) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares of such Loans, as applicable, and shall be distributed accordingly.

6.10	Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Secured Parties and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11	Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 11:00 a.m. New York time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York time on the same Business Day and if received by a Lender after 11:00 a.m. New York time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then, if the summary statement is prepared and delivered to Lenders by Agent prior to 11:00 a.m. New York City time, then Agent shall make the transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if prepared and delivered to Lenders by Agent after 11:00 a.m. New York City time, then Agent shall make the transfer by no later than 3:00 p.m. New York City time on the next Business Day following the date of receipt, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Agent’s disbursement of such Revolving Loan to a Borrower (or Administrative Borrower on behalf of such Borrower). In such event, all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of Loans. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Revolving Loan hereunder.

(d) If Agent is not funding a particular Revolving Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Revolving Loan as provided in Section 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to ABR Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Revolving Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice, which shall constitute a payment on account of Obligations.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or Commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1	Collateral Reporting.

(a) Borrowers and Guarantors shall maintain complete and accurate books and records in all material respects with respect to the Collateral owned by it. Borrowers and Guarantors shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

(i) as soon as possible after the end of each fiscal month (but in any event within ten (10) Business Days after the end thereof) so long as no Event of Default has occurred and is continuing and no Increased Reporting Period is then in effect (and more frequently as Agent may reasonably require at any time an Event of Default has occurred and is continuing or an Increased Reporting Period is then in effect), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding fiscal month as to the Inventory, duly completed and executed by the chief financial officer, vice president of finance, treasurer, controller or other similar financial officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to an inventory summary report by category as determined by Borrowers in accordance with their current and prior inventory management policies (and upon Agent’s reasonable request, upon the occurrence and during the continuance of an Event of Default letter of credit inventory summary) and identifying where such Inventory is located;

(ii) as soon as possible after the end of each fiscal month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request upon the occurrence and during the continuance of an Event of Default or an Increased Reporting Period,

(A) a report of all Asset Sales (as such term is defined in the Senior Secured Note Indenture) made by any Borrower or Guarantor made during the immediately preceding fiscal month which report shall include without limitation the amount of the Net Proceeds (as such term is defined in the Senior Secured Note Indenture) received by such Borrower or Guarantor in connection therewith and the use of such proceeds;

(B) confirmation that except as specified in such report (1) there are no past due trade accounts payable more than (30) days past the later of due date or the original invoice date thereof, and (2) there are no past due amounts owing to owners and lessors of leased premises (including retail store locations), warehouses, fulfillment centers, processors, custom brokers, freight forwarders and other third parties from time to time in possession of any Collateral, and

(C) a certificate by the chief financial officer, vice president of finance, treasurer or controller or other similar financial or senior officer of Administrative Borrower consisting of: (1) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrower in the immediately preceding month, subject to year-end or monthly percentage or other applicable rent payment adjustments , except as otherwise specified, (2) the addresses of all new retail store or distribution center locations of Borrowers and Guarantors opened and existing retail store or distribution center locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, (3) a report of any new Deposit Account established by any Borrower or Guarantor with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (4) a statement that all sales and use taxes have been paid when due as of the date of the certificate, except as specifically described in such certificate and except where the non-payment of such sales and use taxes involves an aggregate amount of less than $100,000; and

(iii) as soon as possible after the end of each fiscal quarter (but in any event within ten (10) Business Days after the end thereof), on a quarterly basis or more frequently as Agent may reasonably request upon the occurrence and during the continuance of an Event of Default or an Increased Reporting Period, inventory summary reports by location and category of Inventory (including the amounts of Inventory and the aggregate value thereof at each retail store location and at premises of warehouses or other third parties or is consigned Inventory),

(b) Upon Agent’s reasonable request, Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent: (i) perpetual inventory summary reports by sku for each retail store location, (ii) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (iii) a report of aggregate credit card sales for the requested period, including the amount of the chargebacks, fees, and credits with respect thereto and providing an aging of such related Receivables identifying those outstanding more than five (5) Business Days since the sale date giving rise thereto, and (iv) true, correct and complete copies of all agreements, documents and instruments relating to any Permitted Acquisition which Agent has not otherwise received; and

(c) Upon Agent’s reasonable request, Borrowers shall provide such other reports as to the Collateral as Agent shall reasonably request from time to time. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further reasonable services, in each case, at any time that an Event of Default has occurred and is continuing.

7.2	Accounts Covenants.

(a) Borrowers shall notify Agent promptly of the assertion of any claims, offsets, defenses or counterclaims by any Account Debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such Persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $500,000 in any one case or $1,000,000 in the aggregate. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of a Borrower’s business in accordance with the current and prior practices of such Borrower. So long as an Event of Default has occurred and is continuing, no Borrower shall, without the prior written consent of Agent, settle, adjust or compromise any material claim, offset, counterclaim or dispute with any Account Debtor, Credit Card Issuer or Credit Card Processor. At any time that an Event of Default has occurred and is continuing, Agent shall, at its option, have the exclusive right to approve, settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

(b) Each Borrower shall notify Agent promptly of: (i) any notice of a material default by such Borrower under any of the Credit Card Agreements, (ii) of any default by such Borrower which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower, and (iii) any notice from any Credit Card Issuer or Credit Card Processor that such Person is ceasing or suspending, or will or may cease or suspend, any present or future payments due or to become due to any Borrower from such Person, or that such Person is terminating or will or may terminate any of the Credit Card Agreements.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct physical counts of the Inventory (excluding Inventory located in retail stores that have not been open for more than twelve (12) months) either through periodic cycle counts or wall to wall counts, so that all Inventory located at distribution centers and retail stores that have been open for more than twelve months is subject to such counts at least once each year but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, and promptly following such physical counts of the Inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) for sales, returns and exchanges of Inventory to manufacturers and suppliers in the ordinary course of business; (iii) to move Inventory directly from one location set forth or permitted herein to another such permitted location and (iv) for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period (or more frequently as Agent may determine but not at Borrowers’ expense), but at any time or times as Agent may reasonably request upon the occurrence and during the continuance of an Event of Default or if there is a Material Adverse Effect (at Borrowers’ sole expense), deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; provided, however, that at all times Average Excess Availability is greater than fifty percent (50%) of the Revolving Commitments for the prior twelve month period prior to such request, only one such appraisal shall be at the sole expense of Borrowers and Guarantors; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, to the extent applicable, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) as between Agent and Secured Parties and Borrowers and Guarantors, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory other than returns and exchanges of Inventory from customers in the ordinary course business of such Borrower or Guarantor consistent with the then current return policy of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to

Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval except for (x) magazines, stationery and greeting cards, and (y) perishable food stuffs of a de minimus value.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than one (1) time as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the fee owned Real Property in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear and casualty and condemnation excepted); (c) Borrowers and Guarantors shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws except where the failure to so use would not result in a Material Adverse Effect; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any part of the Equipment to be or become a part of or affixed to real property except where the failure to do so would not have a Material Adverse Effect; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Delivery of Instruments, Chattel Paper and Documents. In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any Chattel Paper or Instruments constituting Collateral or any Documents evidencing or constituting Collateral which together with all other Chattel Paper, Instruments and Documents that Borrower or Guarantor holds or acquires an interest in after the date hereof have an aggregate fair market value in excess of $250,000, such Borrower or Guarantor shall promptly deliver to Agent any such Chattel Paper, Instruments and/or Documents along with such other documents as Agent may reasonably require pursuant to which such Borrower or Guarantor will pledge such additional Collateral. Such Borrower or Guarantor herby authorizes Agent to attach such supplemental documents to this Agreement and agrees that all additional Collateral owned by it set forth in such supplemental documents shall be considered to be part of the Collateral.

7.6 Intellectual Property Appraisal. Upon the occurrence of an Event of Default and during the continuance thereof, Borrowers shall, at their expense, no more than one (1) time as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Intellectual Property in form, scope and methodology reasonably acceptable to Agent and Lenders and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely.

7.7	Power of Attorney.

(a) Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all Persons reasonably designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (i) at any time an Event of Default has occurred and is continuing (A) demand payment on Receivables or other Collateral, (B) clear Inventory the purchase of which was financed with Letters of Credit through U.S. Customs or foreign export control authorities in any Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in Borrower’s, Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (C) enforce payment of Receivables by legal proceedings or otherwise, (D) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (E) in a commercially reasonable manner, sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (F) settle, adjust, compromise, extend or renew an Account, (G) discharge and release any Receivable, (H) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an Account Debtor or other such Borrower or Guarantor in respect of any Receivables or other Collateral, (I) notify the post office authorities to change the address for delivery of remittances from Account Debtors or other Borrowers or Guarantors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to any Borrower or Guarantor and handle and store all mail relating to the Collateral, provided, that Agent shall turn over to such Borrower or Guarantor any such mail that that does not constitute a remittance from an Account Debtor or other Borrower or Guarantor in respect of Receivables or other proceeds of Collateral; (J) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements, (ii) at any time an Event of Default has occurred and is continuing and during any Compliance Period, (A) have access to any lockbox or postal box into which remittances from Account Debtors or other Borrowers or Guarantors in respect of Receivables or other proceeds of Collateral are sent or received, (B) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (C) take control in any manner of any item of payment in respect of Receivables or constituting collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (D) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (E) to contact and enter into one or more agreements with the issuers of uncertificated Securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give Agent Control over such Pledged Collateral, (F) to demand payment or enforce payment of the Receivables in the name of Agent or such Borrower or Guarantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (G) to sign such Borrower’s or Guarantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Borrower or Guarantor, assignments and verifications of Receivables, (H) to settle, adjust, compromise, extend or renew the Receivables, (I) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (J) to prepare, file and sign such Borrower’s or Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (K) to change the address for delivery of mail addressed to such Borrower or Guarantor to such address as Agent may designate and to receive, open and dispose of all mail addressed to such Borrower or Guarantor, (iii) at any time to (A) endorse Borrower’s name upon any Chattel Paper, document, Instrument, invoice, or similar document or agreement relating to any Receivable or any Goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (B) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to Account Debtors or any secondary Guarantors or other Guarantors in respect thereof. Such Borrower or Guarantor agrees to reimburse Agent on demand for any payment made or any expense incurred by Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Borrower or Guarantor of any of its obligations under this Agreement. All acts of said attorney or designee are hereby ratified and approved. The powers conferred on Agent, for the benefit of the Agent and Lenders under this Section 7.7 are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct.

(b) Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS SECTION 7.7 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER AGENT, NOR ANY LENDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

7.8 Right to Cure. Agent may, at its option, upon written notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that materially and adversely affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.9 Access to Premises. From time to time as reasonably requested by Agent, at the cost and expense (subject to Section 9.22 hereof) of Borrowers, (a) Agent or its designee shall have reasonable access, so as (if no Event of Default has occurred and is continuing) not to interfere with the operations of such Borrower or Guarantor to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to any Borrower or any Guarantor if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s leases, books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such leases, books and records or extracts therefrom as Agent may request (subject to the confidentiality agreement set forth in Section 13.5 hereof), and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, Equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default has occurred and is continuing for the collection of Receivables and realization of other Collateral. Borrowers and Guarantors further agree that during the course of such on-site Record examinations; Agent may review reports by retail store location of sales and operating profits of Borrowers and Guarantors, but may not make copies of such reports or remove them from such Borrower’s or Guarantor’s premises.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following, the truth and accuracy of which are a continuing condition of the making of Loans and Issuing Bank’s providing of Letters of Credit:

8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its jurisdiction of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those other jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, except, (i) with respect to (c) above, where such contravention of law would not have a Material Adverse Effect and (ii) with respect to (d) above, the creation of the security interest in the Collateral in favor of Agent and Secured Parties pursuant to the terms of the Financing Agreements. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally or by general equitable principles.

8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 hereto, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies, as of the date hereof, any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators of all locations which are not retail store locations.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as otherwise disclosed in any notes thereto and as indicated in the notes thereto and as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections for the fiscal years ending 2011 through 2013 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4 Priority of Liens; Title to Properties. Upon the filing of the UCC financing statements required pursuant to the Financing Agreements and the recording of security agreements with the United States Patent and Trademark Office within ninety (90) days of the date hereof and United States Copyright Office within thirty (30) days of the date hereof, the security interests and liens granted to Agent under this Agreement and the other Financing Agreements shall constitute valid and perfected first priority liens and security interests in and upon the Collateral in accordance with the terms hereof, subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof (a) except for Borrower’s money, and vehicles and other assets the perfection of a security interest in which is governed by Section 9-303 of the Uniform Commercial Code, (b) subject to, with respect to Deposit Accounts, Section 5.2(d) hereof; and (c) with respect to Intellectual Property, only if and to the extent perfection may be achieved by the filing of security interests in the United States Patent and Trademark Office and United States Copyright Office), except that additional filings may have to be made in the United States Patent and Trademark Office and United States Copyright Office, as applicable, to perfect the security interest and lien of Agent in any issuances, registrations, or applications for registration of any Intellectual Property acquired by any Borrower or Guarantor after the date hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to, or a license, option or other right to use, all of its other properties and assets subject to no liens, mortgages, pledges, security interests, charges or other encumbrances of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner (including any extensions) all Federal income tax returns and all other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes (a) the validity or amount of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect. Adequate provision has been made for the payment of all accrued and unpaid material Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 hereto, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, and the Senior Secured Note Indenture, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws. Borrowers and Guarantors are not in default in any respect under, or in violation in any material respect of any the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their businesses.

8.8	Environmental Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any permit issued to Borrower under Environmental Law, and (ii) the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all permits issued to Borrowers and Guarantors under Environmental Law.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by any Borrower or Subsidiary of Borrower or any other environmental matter involving Borrower or any Subsidiary of Borrower.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, Guarantors and their Subsidiaries have all permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other permits are valid and in full force and effect.

(e) This Section 8.8 sets forth the sole representations and warranties of Borrower with respect to Environmental Laws and Hazardous Materials and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

8.9	Employee Benefits.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law and each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or a favorable opinion letter) from the Internal Revenue Service or is still within the remedial amendment period (as defined in Section 401(b) of the Code) to obtain a favorable determination letter. Each Borrower and Guarantor and its respective ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Plan.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or to the best of each Borrower’s and Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, and (ii) there has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of the assets of each Plan (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not exceeded by such Plan’s liabilities under Section 4001(a)(16) of ERISA in an amount that could reasonably be expected to have a Material Adverse Effect; (iii) no Borrower or Guarantor nor any of its respective ERISA Affiliates have incurred nor do any of them reasonably expect to incur any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any of its ERISA Affiliates have incurred nor do any of them reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any of its ERISA Affiliates has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the Deposit Accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth in Schedule 8.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. On the date hereof, no Borrower or Guarantor owns any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11(a) hereto and, as of the date hereof, has not granted any licenses with respect to any Intellectual Property that is material to the conduct of such Borrower’s or Guarantor’s business other than as set forth in Schedule 8.11(b) hereto. Each Borrower and Guarantor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to all Intellectual Property used in the operation of its business, or, in the case of licenses and options granted to such Borrower or Guarantor with respect to Intellectual Property owned by other Persons, each Borrower or Guarantor, as the case may be, has a valid and enforceable license, option or other right, as the case may be, to use such Intellectual Property; and except as could not reasonably be expected to have a Material Adverse Effect, the Intellectual Property owned by each Borrower or Guarantor is valid, subsisting, unexpired (except as the result of the expiration of patents and copyrights at the end of their statutory term) , and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or part. Except as described in Schedule 8.11(c) hereto, to each Borrowers’ and Guarantor’s knowledge, no event has occurred which could reasonably be expected to result in after notice or passage of time or both, the revocation, suspension or termination of Intellectual Property rights included in the Collateral, the revocation, suspension or termination of which could reasonably be expected to have a Material Adverse Effect. To the best of each Borrower’s and Guarantor’s knowledge, except as could not reasonably be expected to have a Material Adverse Effect: (i) no slogan or other advertising device, product, process, method, substance or other Intellectual Property or Goods bearing or using any Intellectual Property presently used or sold by Borrowers or Guarantors infringes any patent, trademark, servicemark, tradename, copyright, license or other intellectual property owned by any other Person presently and (ii) no claim or litigation is pending or threatened against or affecting any Borrower’s or Guarantor’s right to sell or use any such Intellectual Property. Schedule 8.11(d) hereto sets forth all of the agreements or other arrangements of Borrowers and Guarantors pursuant to which Borrower has a license, option, or other right to use any trademarks, logos, designs or other intellectual property that is material to such Borrower’s or Guarantor’s business and owned by another Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No material trademark, service mark, copyright or other Intellectual Property at any time used by Borrower which is owned by another Person, or owned by any Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than Agent, is affixed to any Eligible Inventory, except (x) as set forth in any Promotional Agreement, (y) to the extent permitted under the terms of the License Agreements listed on Schedule 8.11(e) hereto or (z) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by any Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976). As of the date hereof, no Borrower or Guarantor licenses any Intellectual Property, except pursuant to the Promotional Agreements.

8.12	Subsidiaries; Capitalization; Solvency.

(a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 hereto and except as may be acquired, formed or entered into in connection with a Permitted Acquisition or otherwise and in accordance with Section 9.23 hereof.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 hereto as being owned by such Borrower or Guarantor and except as described on Schedule 8.12 hereto, there are no proxies, irrevocable or otherwise, with respect to such shares and no equity Securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or Securities convertible into or exchangeable for such shares.

(c) As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower and Subsidiary Guarantor are directly and beneficially owned and held by the Persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for liens created hereunder and under the other Financing Agreements, the Liens of the Senior Secured Note Trustee or as permitted by Section 9.8 hereof.

(d) The Borrowers taken as a whole, and the Borrowers and the Guarantors taken as a whole, are Solvent and will continue to be Solvent immediately after giving effect to the creation of the Obligations, the granting of security interests of Agent and the other transactions contemplated hereunder, or in connection with any of the foregoing.

8.13	Labor Disputes.

(a) Set forth on Schedule 8.13 hereto is a list of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor in force on the date hereof.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement, the other Financing Agreements, the Senior Secured Note Indenture or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder, there are no contractual restrictions binding on any Subsidiary of any Borrower or Guarantor which prohibit or otherwise materially restrict (unless permitted pursuant to Section 9.16) (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 hereto sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract except as would not result in a Material Adverse Effect.

8.16 Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements existing as of the date hereof between or among any Borrower, Guarantor or any of its Subsidiaries, the Credit Card Issuers and/or the Credit Card Processors. The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom such Borrower has entered into a Credit Card Agreement in accordance with Section 9.18 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Borrower’s and Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. Except as could not reasonably be expected to (a) have a Material Adverse Effect or (b) result in the cessation of the transfer of payments under any Credit Card Agreement to Blocked Accounts as required under this Agreement, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreement has occurred and is continuing. The applicable Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder which constitute proceeds of Eligible Credit Card Receivables. Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17 Investment Company Status. No Borrower or Guarantor nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction, when taken as a whole, contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not materially misleading. Since the date of the most recently delivered audited financial statements, described in Section 8.3, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

8.20 Reaffirmation of Financing Documents. Each Borrower and Guarantor hereby confirms its respective pledges, grants of security interests and other obligations, as applicable, under the Existing Credit Agreement and under each Pledge Agreement to which it is a party, and agrees that such pledges, grants of security interests and other obligations are not impaired or affected in any manner whatsoever (except as amended hereby) and shall continue to be in full force and effect and shall continue to secure all the Obligations, as amended, increased and/or extended pursuant to this Agreement. Each Guarantor hereby confirms its respective guarantees under and subject to the terms of each Guarantee to which such Guarantor is a party, and agrees that such guarantees and other obligations, and the terms of each Guarantee to which it is a party, are not impaired or affected in any manner whatsoever (except as amended hereby) and shall continue to be in full force and effect and shall continue to guarantee all of the Guaranteed Obligations (as defined in each respective Guarantee), as amended, increased and/or extended pursuant to this Agreement. Each Borrower and Guarantor hereby further confirms that each other Financing Agreement to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects (except as expressly amended hereby or by any other Financing Agreement entered into in connection with this Agreement).

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1	Maintenance of Existence.

(a) Except as permitted by Section 9.7, each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and material rights and franchises with respect thereto and maintain in full force and effect all material governmental licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently conducted, except where the failure to so preserve, renew or keep in full force and effect would not result in a Material Adverse Effect.

(b) No Borrower or Guarantor shall change its name, type of organization, jurisdiction of organization or other legal structure unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change (other than Parent changing its name to Vitamin Shoppe, Inc. in connection with the merger contemplated in Section 9.7(a)(i) which shall only require prior written notice from Administrative Borrower), which notice shall accurately set forth the new name; (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available; and (iii) Agent shall have acknowledged in writing that either (A) such change will not adversely affect the validity, perfection or priority of Agent’s security interest in the Collateral, or (B) any action reasonably necessary to continue the perfection of any liens in favor of Agent, on behalf of Lenders, has been completed.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open new locations within the United States and Canada. Borrower or Guarantor shall (a) give Agent ten (10) days prior written notice of the intended opening of any such new location at which Collateral will be located (other than with respect to the opening of a retail store location for which no notice shall be required) and (b) execute and deliver, or cause to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral held at such location; except, that, if (i) such new location is a retail store location, or (ii) the fair market value of all of the Collateral located at such location is less than $100,000, no Collateral Access Agreement will be required by Agent.

9.3	Compliance with Laws, Regulations, Etc.

(a) Except as could not reasonably be expected to cause a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other permits applicable to it and duly observe all applicable requirements of any foreign, Federal, State or local Governmental Authority, the Code, the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

(b) Administrative Borrower shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of the following, except if the condition giving rise to such notice could not reasonably be expected to have a Material Adverse Effect (collectively, “Environmental Events”), (i) the occurrence of any event involving the unpermitted release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor (as applicable) other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all non-privileged environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted in connection with an Environmental Event shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Event and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law except with respect to such non-compliance that could not reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Agent’s reasonable request and Borrowers’ expense: (i) cause an independent environmental consultant reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws (including sampling and analysis, if necessary) has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such consultant whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any property of a Borrower or resulting from a Borrower’s conduct, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans relating to such Hazardous Materials except to the extent such losses, claims, damages, liabilities, costs, and expenses arise out of or are attributable to the gross negligence, bad faith or willful misconduct of Agent or any Lender. All indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes (a) the validity or amount of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantor shall pay all premiums on any such insurance when due. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers, provided, however, that by purchasing such insurance, Agent shall not be deemed to have waived any Default arising from any Borrower’s or Guarantor’s failure to maintain such insurance or pay any premiums therefor. All such insurance policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation, amendment or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and/or an additional insured, as applicable (but without any liability for any premiums) under all casualty and property insurance policies (but not any business interruption insurance policies) and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all property and casualty insurance policies in form and substance reasonably satisfactory to Agent, which provide that all proceeds thereunder with respect to any Collateral shall be payable to Agent, and that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy. Except upon (a) the occurrence and during the continuance of an Event of Default, or (b) during a Compliance Period solely to the extent the insurance proceeds relate to any Collateral which at the time of loss was included in the calculation of the Borrowing Base, insurance proceeds may be applied by Borrower in its discretion to the repair or replacement of any lost or damaged Collateral that gave rise to such insurance proceeds so long as (i) in the context of replacing lost or damaged Collateral, the insurance proceeds are used to replace such lost or damaged Collateral with like Collateral, and (ii) such repair or replacement is completed within one hundred eighty (180) days of the receipt of insurance proceeds, or if Borrower commits in writing to undertake such repair or replacement within such one hundred eighty (180) day period, within two hundred seventy (270) days of the date of the receipt of insurance proceeds. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for itself and the ratable benefit of the Secured Parties, Lenders and the Bank Product Providers, as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, and subject to Borrowers’ right to otherwise use insurance proceeds as provided in this Section 9.5, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6	Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Administrative Borrower shall furnish or cause to be furnished to Agent, the following:

(i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer, treasurer, or other similar officer of Administrative Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, and

(ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Administrative Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

(iii)(A) at such time as available, but in no event later than thirty (30) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending December 31, 2009), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and projected Borrowing Base availability) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to

Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Administrative Borrower of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Administrative Borrower believes is fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements), and

(B) at such time as the aggregate amount of consideration paid by Borrowers and Guarantors in respect of Permitted Acquisitions equals or exceeds $7,500,000 since the date that the last projections were received by Agent pursuant to Section 9.6(a)(iii)(A) hereof or this Section 9.6(a)(iii)(B), or in conjunction with a Material Permitted Acquisition under Section 1.128 hereof, Administrative Borrower shall deliver updated (from the date of the last projections received) projected financial statements, in form and substance as required in Section 9.6(a)(iii)(A) hereof.

(b) Administrative Borrower shall, and shall cause the other Borrower(s) to notify Administrative Borrower so that it may, promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in a Material Adverse Effect, (ii) any Material Contract being terminated or materially amended or any new Material Contract entered into (in which event Administrative Borrower shall provide Agent with a copy of such Material Contract to the extent permitted by any applicable confidentiality provisions contained in such Material Contract, provided, that, Borrowers shall use commercially reasonable efforts to get any appropriate consent necessary to provide Agent with such a copy), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor from a Governmental Authority, (v) any ERISA Event that could be reasonably expected to have a Material Adverse Effect, and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, Administrative Borrower shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its holders of the Senior Secured Notes generally or the Senior Secured Note Trustee, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Administrative Borrower that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the material business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(d) Administrative Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense and without affecting any confidentiality obligations of such accountants and auditors to Persons other than Agent, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrowers and Guarantors shall not and shall not permit any Subsidiary to, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, upon prior written notice to Agent:

(i) a Subsidiary (other than a Borrower) may merge into or with or consolidate with or dissolve or liquidate into another Subsidiary;

(ii) Parent may merge into or with or consolidate with VS Parent, Inc., a Delaware corporation so long as (A) Parent is the surviving entity with respect thereto and continues to be an organization of the type, domiciled in the state, (B) no Default or Event of Default then exists or would occur, (C) no liens, other than those permitted under the terms of this Agreement with regard to Parent on its assets then exist, and (D) Parent would not, as a result of such transaction, be liable for any Indebtedness or other obligations, other than Indebtedness or other obligations which are permitted under the terms of this Agreement with regard to Parent;

(iii) a Subsidiary may merge into or with or consolidate with or dissolve or liquidate into a Borrower or Guarantor (other than Parent), and a Borrower may merge into or with or consolidate with or dissolve or liquidate into another Borrower so long as (A) a Borrower (in the case of any such event involving a Borrower) or Guarantor (other than Parent) is the surviving entity with respect thereto and such Borrower or Guarantor has otherwise complied with Section 9.1(b) of this Agreement (if applicable) and all other terms of this Agreement, (B) no Default or Event of Default then exists or would occur as a result thereof, (C) no liens, other than those permitted under the terms of this Agreement or the other Financing Agreement with regard to any Borrower or Guarantor, on the assets of such Subsidiary then exist, and (D) such Borrower or Guarantor would not, as a result of such transaction and upon consummation thereof, be liable for any Indebtedness or other obligations of such Subsidiary, other than Indebtedness or other obligations which are permitted under the terms of this Agreement and the other Financing Agreements with regard to a Borrower or Guarantor; and

(iv) a Guarantor or Borrower may merge into or with or consolidate with or dissolve or liquidate into a Borrower so long as (A) a Borrower is the surviving entity with respect thereto and continues to be an organization of the type, domiciled in the state and bearing the same corporate name as existed prior to such merger or consolidation, (B) no Default or Event of Default then exists or would occur, (C) no liens, other than those permitted under the terms of this Agreement with regard to such Borrower, on the assets of such Guarantor then exist, and (D) such Borrower would not, as a result of such transaction, be liable for any Indebtedness or other obligations of such Guarantor or other Borrower, other than Indebtedness or other obligations which are permitted under the terms of this Agreement with regard to such Borrower.

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or any of its assets to any other Person (or agree to do any of the foregoing unless the terms of such agreement provide that: (i) Agent’s written consent is a condition to consummation of the prohibited action, or (ii) repayment in full of the Obligations and termination of this Agreement is a condition to consummation of the prohibited action), except for:

(A) sales of Inventory in the ordinary course of business,

(B) returns and exchanges of Inventory to vendors in the ordinary course of business of a Borrower or other Subsidiary of Parent on terms and conditions consistent with the current or prior practices of such Borrower or Subsidiary;

(C) the sale or other disposition of assets (other than Collateral and other than assets subject to clause (D) of this Section below) by a Borrower or Guarantor or any Subsidiary in the ordinary course of its business that are no longer necessary or required, worn out, non-core or obsolete, in the conduct of such Borrower’s or Guarantor’s business;

(D) sales or other dispositions by any Borrower or Guarantor or any Subsidiary of assets in connection with the closing or sale of a retail store location (the closure of a store is not in and of itself the disposition of assets), warehouse, distribution center or corporate office of such Borrower, Guarantor or Subsidiary, Guarantor or Subsidiary in the ordinary course of business of such Borrower, Guarantor or Subsidiary, which sale or disposition consists of leasehold interests in the premises of such store or distribution center, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store or distribution center; provided, that, as to each and all such sales and closings, (1) Agent shall have receive written notice of such sale or closing in accordance with Section 7.1(a) hereof, (2) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (3) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction,

(E) in addition to the dispositions permitted in subclause (D) above, the sale or other disposition of Equipment (including worn-out, non-core or obsolete Equipment or Equipment no longer used or useful in the business of such Borrower or Guarantor) so long as the value of such Equipment sold in any fiscal year is equal to or less than the value of all Equipment acquired in such year,

(F) the grant by any Borrower or Guarantor after the date hereof of a non-exclusive license or an exclusive license to any Person for the use of commercially reasonable terms of Intellectual Property in the ordinary course of business, so long as no Event of Default has occurred and is continuing at the time of the execution and delivery of the subject license or sublicense; provided, however, (1) any such licenses or sublicenses if exclusive are for commercially reasonable periods of time and have commercially reasonable geographical limitations, (2) if any such license or sublicense is for use within the United States or in any territory or possession thereof, then, after giving effect to such license, such Borrower or Guarantor must retain sufficient rights to use its Intellectual Property as to enable such Borrower or Guarantor to continue to conduct the material aspects of its business in the ordinary course; (3) any such licenses or sublicenses are pursuant to bona fide arm’s length transactions on commercially reasonable terms to such Borrower or Guarantor, (4) any such licenses or sublicenses do not impair in any material respect the value (to Borrower, Agent or Lenders) of the Intellectual Property or the Collateral as a whole or the marketability of the Intellectual Property or the Collateral taken as a whole, and (5) any such licenses or sublicenses do not otherwise materially and adversely affect the potential realization by Agent and Lenders of the value of the Intellectual Property or the Collateral taken as a whole when exercising their remedies under the terms of this Agreement and applicable law,

(G) sales, transfers and dispositions of assets of (1) a Borrower to another Borrower, (2) by a Guarantor or other Subsidiary of Parent to a Borrower or Guarantor (other than Parent (other than assets the Parent is permitted to own pursuant to Section 9.15(b))) or (3) by any Subsidiary that is not a Borrower or Guarantor to another Subsidiary that is not a Borrower or Guarantor, provided, that, in each case such transfer is otherwise consummated (and the lien and security interest of Agent and Secured Parties continues in such assets) in accordance with the terms of this Agreement and the other Financing Agreements,

(H) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (1) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower, Guarantor or Subsidiary, which notice shall specify whether such shares are to be sold pursuant to a public offering or if not a public offering, then the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (2) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (3) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (4) except as Agent may otherwise agree in writing, upon the occurrence and continuance of an Event of Default or during a Compliance Period, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 6.4(a) or at Agent’s option, to be held as cash collateral for the Obligations provided, that, in no event shall any Borrower or Guarantor issue any Capital Stock which would result in a Change of Control or other Event of Default; provided, further that, conditions (1) through (3) shall not apply to the issuance and sale of Capital Stock of Parent,

(I) the issuance of Capital Stock of Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Parent for the benefit of its or its Subsidiaries’ employees, directors and consultants, provided, that, in no event shall Parent or any of its Subsidiaries issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(J) the abandonment, non-renewal, failure to maintain, cancellation or sale, transfer or other disposition of Intellectual Property which is not material to the conduct of any Borrower’s or Guarantor’s business and which has no material economic value, and

(K) leases and subleases and other agreements related to Real Property in the ordinary course of business;

(L) the transactions permitted under Sections 9.9, 9.10(h), 9.12 and 9.19 hereof,

(M) dispositions of cash and Cash Equivalents subject to compliance with Section 9.10(b) hereof, and

(N) in addition to the sales and dispositions permitted in clauses (A) through (M) of this Section 9.7(b), the sale or other disposition of assets with an aggregate fair market value not in excess of $1,000,000 for all such assets disposed of in any Fiscal Year of Borrowers or as Agent may otherwise agree.

In connection with any disposition set forth in Section 9.7(b) hereof, Agent shall (and is hereby irrevocably authorized by Lenders to) upon the request of Administrative Borrower and at Borrowers’ expense, (1) upon the sale or other disposition of any Collateral permitted under Section 9.7(b) hereof, release such Collateral from the lien of Agent hereunder, and (2) in connection with the transactions described in clause (1), deliver to Administrative Borrower a UCC-3 partial release (or other appropriate instrument, as the case may be) in form and substance reasonably satisfactory to Agent, as may be necessary to evidence the release of the lien in favor of Agent upon any Collateral to the extent such Collateral is sold, transferred or otherwise disposed of in accordance with Section 9.7(b) hereof; provided, that, (a) Administrative Borrower certifies to Agent, Issuing Bank and Lenders in writing that such sale, disposition or other transaction is being consummated in accordance with the terms of this Agreement (and Agent, Issuing Bank and Lenders may rely conclusively upon such certificate without any further inquiry) and such release shall only be effective upon the consummation of such transaction, sale or other disposition, (b) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability to any third Person or create any obligations or entail any consequence to Agent, Issuing Bank or Lenders other than the release of such Obligor or such lien without recourse or warranty, and (c) such release shall not in any manner discharge, affect or impair the Obligations of any Person not released or any lien upon (or obligations of Obligors in respect of) the Collateral retained by such Borrower or Guarantor; and

(c) wind up, liquidate or dissolve, except (i) as permitted in clause (a) above or (ii) if such Person is a Subsidiary of any Borrower (other than VS Direct) with assets having an aggregate fair market value of less than or equal to $100,000.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (including without limitation, carriers’, warehousemen’s, mechanics, materialmen’s or other like liens but excluding liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, building codes, easements, licenses, covenants, land use laws, and other restrictions affecting the use of Real Property and other similar matters of record affecting title to Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’

compensation, unemployment insurance and other types of social security benefits consistent with the current or prior practices of such Borrower or Guarantor;

(g) liens or rights of setoff against credit balances of Borrowers, Guarantors or any of their Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(h) pledges and deposits of cash by any Borrower or Guarantor or Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations in each case (1) in the ordinary course of business of such Borrower, Guarantor or Subsidiary and (2) other than for the repayment of Indebtedness;

(i) liens arising from (i) operating leases and the precautionary UCC and PPSA financing statement or fixture filings in respect thereof and (ii) Equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business of such Borrower, Guarantor or Subsidiary and the precautionary UCC financing statement or fixture filings in respect thereof;

(j) deposits of cash with the owner or lessor of premises leased and operated by any Borrower, Guarantor or Subsidiary in the ordinary course of the business of such Borrower, Guarantor or Subsidiary to secure the performance by such Borrower, Guarantor or Subsidiary of its obligations under the terms of the Real Property lease for such premises;

(k) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish Reserves with respect thereto;

(l) security interests in assets of a Borrower, Guarantor or Subsidiary existing at the time such Borrower, Guarantor or Subsidiary is acquired pursuant to a Permitted Acquisition after the date hereof; provided, that, each of the following conditions is satisfied as determined by Agent: (i) such security interests were not granted and did not arise in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) the assets subject to such security interests do not include any assets of the type or categories that constitute Collateral other than Equipment or Real Property and do not apply to any assets or properties of any Borrower or other Guarantor other than Equipment and Real Property of the Borrower, Guarantor or Subsidiary so acquired, (iii) the Indebtedness secured by such assets is permitted under Section 9.9(h) hereof;

(m) the security interests in and mortgages and liens upon the Collateral in favor of Senior Secured Note Trustee to secure the Indebtedness arising under the Senior Secured Notes (and any refinancing of such Indebtedness in replacement thereof as permitted hereunder), provided, that, the security interests in and mortgages and liens upon the Collateral in favor of Senior Secured Note Trustee are and shall at all times be subject and subordinate to the security interests, and liens therein of Agent and Secured Parties pursuant to the terms of the Intercreditor Agreement;

(n) security interests granted by any Borrower in favor of a lessor of a retail store location identified on Schedule 9.8(n) hereto, on personal property and/or trade fixtures owned by any Borrower or Guarantor located at such retail store location granted pursuant to a lease agreement between such Borrower or Guarantor and such landlord entered into prior to September 25, 2009; provided, that, in the event that Administrative Borrower does not obtain a Collateral Access Agreement with respect to such locations, Agent at its option, may establish a Reserve with respect to each such location in respect of amounts at any time due or to become due to the owner and lessor of such location as Agent shall reasonably determine but in no event shall any Reserve with respect to rent be maintained in respect of any location for which a Collateral Access Agreement has been delivered to Agent;

(o) inchoate statutory landlord liens for amounts which are not yet due arising in the ordinary course of business;

(p) liens incurred by any Borrower or Guarantor on any unearned premiums paid by any Borrower or Guarantor or any return of the premium for such policy; pursuant to the Indebtedness described in Section 9.9(i) hereof;

(q) the security interests and liens set forth on Schedule 8.4 hereto;

(r) liens or rights of setoff against amounts on deposit in the Program Account for amounts that constitute a Program Payment, but not liens on or rights of setoff against any other property or assets of Borrowers or Guarantor, to secure the obligations of the Program Debtor to the Program Financier pursuant to any Trade Payable Credit Program; and

(s) liens created to secure Permitted Subordinated Indebtedness (and any refinancing of such Indebtedness in replacement thereof as permitted hereunder); provided, that the security interests in and mortgages and liens upon the assets and property of each Borrower and Guarantor are and shall at all times be subject to and are subordinate to the security interests and liens therein of Agent and Secured Parties pursuant to an intercreditor subordination agreement in form and substance acceptable to Agent in its sole discretion.

For the avoidance of doubt, for purposes of this Agreement, “encumbrance” shall not be deemed to include licenses to Intellectual Property which are otherwise permitted under the terms of this Agreement.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for

(directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $10,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Borrower or Guarantor or other Subsidiary of the Indebtedness or other obligations of any other Borrowers or Guarantors so long as such Indebtedness is otherwise permitted under this Section 9.9 and such other obligations are not prohibited by the terms of this Agreement;

(d) the Indebtedness of any Borrower, Guarantor or other Subsidiary to any other Borrower or Guarantor or other Subsidiary arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Sections 9.10(g), 9.10(h), and 9.10(j) hereof;

(e) unsecured Indebtedness of any Borrower, Guarantor or Subsidiary arising after the date hereof to any third Person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor and subordination agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the Person or Persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, upon the occurrence and continuance of an Event of Default or during a Compliance Period, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $10,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except as permitted by Section 9.24), or set aside or otherwise deposit or invest any sums for such purpose, in each case without the written consent of Agent, and (viii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be, except that the foregoing conditions (other than those contained in clauses (v) and (vi) above) shall not apply to the incurrence of the first $250,000 of such Indebtedness;

(f) Indebtedness of any Borrower, Guarantor or any of their Subsidiaries entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof or except to the extent secured by pledges or deposits of cash as permitted under Section 9.8 hereof;

(g) the Indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be,

(h) Indebtedness of a Borrower, Guarantor or Subsidiary existing at the time such Borrower, Guarantor or Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, each of the following conditions is satisfied as reasonably determined by Agent: (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) such Indebtedness is not secured by any assets of any Borrower or Guarantor other than Equipment or Real Property of the Borrower or Guarantor so acquired, (iii) no other Borrower or Guarantor shall have any obligation or liability in respect of such Indebtedness except as otherwise permitted hereof, (iv) if the amount of such Indebtedness is greater than $5,000,000, it shall be on terms and conditions reasonably acceptable to Agent, and

(v) the aggregate amount of such Indebtedness pursuant to all Permitted Acquisitions shall not exceed $10,000,000 at any time outstanding,

(i) Indebtedness of Borrowers and Guarantors evidenced by the Senior Secured Notes as in effect on November 15, 2005 or as permitted to be amended pursuant to the terms hereof, provided, that:

(i) the aggregate amount of such Indebtedness shall not exceed $165,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory and whether made on, prior to or after September 25, 2009, in respect thereof, plus interest thereon at the rate provided for in the Senior Secured Notes,

(ii) this Agreement is and shall at all times continue to be the “Credit Agreement” as such term is defined in the Senior Secured Note Indenture as in effect on the date hereof (or a corresponding term with equivalent meaning as set forth in a replacement indenture pursuant to a refinancing permitted hereunder) and is and shall be entitled to all of the rights and benefits thereof under the Senior Secured Note Indenture,

(iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except payments expressly permitted under Section 9.24,

(iv) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Secured Notes, the Senior Secured Note Indenture or any related agreements, documents and instruments, except, that, Borrowers and Guarantors may, after prior written notice to Agent, (A) amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the Senior Secured Note Documents in effect on the date hereof or (B) refinance the Indebtedness evidenced by the Senior Secured Notes as permitted by and in accordance with Section 9.9(p) hereof,

(v) any lien on the Collateral securing such Indebtedness shall at all times be subordinate to the lien in favor of Agent pursuant to the terms of the Intercreditor Agreement,

(vi) Agent shall have received true, correct and complete copy of the Senior Secured Note Indenture (including all amendments and supplemental indentures with respect thereto) and all related agreements, documents and instruments at any time entered into in connection therewith, and

(vii) Administrative Borrower shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by any Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(j) Indebtedness of Borrowers and Guarantors and their Subsidiaries in connection with the financing of insurance premiums in respect of unearned premiums payable on certain insurance policies maintained by Borrower, provided, that, (i) in no event shall the total amount of such Indebtedness outstanding at any time exceed $2,000,000, (ii) such Indebtedness shall be unsecured except to the extent of any unearned premiums paid by any Borrower or Guarantor or any return of the premium for such policy, and (iii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor on its behalf after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(k) unsecured Indebtedness in respect of workers’ compensation claims, self insurance obligations, bankers acceptances, performance, surety bonds and other similar obligations in the ordinary course of business,

(l) unsecured Indebtedness of any Borrower, Guarantor or Subsidiary that is expressly subordinated in right of payment to all Indebtedness of the Borrowers under the Financing Agreements by the execution and delivery of a subordination agreement, in form and substance reasonable acceptable to Agent so long as the Fixed Charge Coverage Ratio (as such term is defined in the Senior Secured Note Indenture) for Borrowers’ most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.50 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, at the beginning of such four-quarter period,

(m) unsecured Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days,

(n) unsecured Indebtedness resulting from agreements to provide for working capital adjustments of purchase price, earnouts or other similar obligations incurred in connection with Permitted Acquisitions, provided, that, such Indebtedness shall be on terms and conditions reasonably acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior payment and satisfaction in full payment of all of the Obligations pursuant to the terms of a subordinations agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent,

(o) the Indebtedness of any Borrower or Guarantor or any other Subsidiary to any other Borrower or Guarantor or any other Subsidiary of Parent arising after the date hereof pursuant to Investments consisting of loans and advances permitted under Section 9.10(c) hereof, provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor or any other Subsidiary of Parent (other than a Borrower), (i) the Indebtedness arising pursuant to such Investment shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (ii) in the case of any Indebtedness owing to a Borrower or Guarantor, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) in the case of any Indebtedness owing to a Subsidiary of Parent which is not a Borrower or Guarantor, (A) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower or Guarantor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and such Borrower or Guarantor, (B) such Borrower or Guarantor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, (C) as of the date any such Indebtedness is incurred, any Borrower or Guarantor making the loan or other Investment giving rise to such Investment shall be Solvent, and (D) as of the date any such Indebtedness is incurred and after giving effect thereto, no Event of Default shall have occurred and be continuing,

(p) refinancing of the Indebtedness referenced in the subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (s) of this Section 9.9 (or this subsection (p)) so long as (i) such Indebtedness continues to comply with all provisions of such subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (s), as applicable, (ii) the incurrence of such Indebtedness would not otherwise cause a Default or Event of Default to occur, and (iii) any refinancing of such Indebtedness is not on terms which, taken as a whole, are materially more adverse to Borrowers, Guarantors, Agent or any Lender than the Indebtedness refinanced, (iv) the principal amount of such Indebtedness as refinanced does not exceed the outstanding principal balance of the original amount of such Indebtedness plus costs, fees, expenses, accrued interest and other items refinanced, and (v) the final maturity date of such refinancing Indebtedness is a maturity date that is not earlier than ninety days after the scheduled Maturity Date,

(q) unsecured Indebtedness of Parent arising after the date hereof to any third Person (but not to any Borrower or other Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be incurred at commercially reasonable rates at the time of incurrence, (ii) after giving effect to the incurrence of such Indebtedness no Event of Default shall have occurred or be continuing, (iii) the covenants governing such Indebtedness are not more burdensome than the covenants applicable to Borrowers and Guarantors set forth in this Agreement and the other Financing Agreements, (iv) no cash payments of principal or interest in respect of such Indebtedness shall be required by the terms of such Indebtedness until after the Maturity Date, (v) the final maturity date of such Indebtedness shall be a date that is not earlier than at least ninety days after the scheduled Maturity Date, (vi) no Borrower or Guarantor shall have guaranteed or be required to guarantee or otherwise be liable for such Indebtedness, and (vii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Parent or any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof,

(r) Indebtedness arising from any Trade Payable Credit Program, provided that the amount on deposit in the Program Account at any time does not exceed the greater of (i)

$10,000,000 or (ii) such other greater amount as may be agreed to by Agent from time to time, and

(s) Permitted Subordinated Indebtedness.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Capital Stock, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) Investments in cash or Cash Equivalents, so long as no Event of Default has occurred and is continuing and no Compliance Period exists, provided, that, (i) if any Revolving Loans are outstanding, Borrower shall not have investments in cash or Cash Equivalents in an aggregate amount in excess of $10,000,000 (in addition to any amounts in Store Accounts and Manual Sweeping Accounts as permitted in Section 6.3(a)(i) hereof), and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the Deposit Account, investment account or other account in which such cash or Cash Equivalents are held;

(c) (i) the existing equity Investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(ii) a Borrower or Guarantor may form a Subsidiary, provided, that,

(A) Agent shall have received promptly upon any such formation or acquisition all of the agreements, documents and instruments required by the terms of Sections 5.2 and 9.23 hereof,

(B) as of the date of the organization, formation or acquisition of any such Subsidiary and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and

(C) in the event that Administrative Borrower requests that any such new Subsidiary that is directly or indirectly wholly owned by Parent be designated a Borrower hereunder, in no event shall any Inventory or Credit Card Receivables of such Subsidiary be deemed Eligible Inventory or Eligible Credit Card Receivables until Agent shall have conducted a field examination and appraisal with respect to such assets and the results of such field examination, appraisal, and other due diligence shall be reasonably satisfactory to Agent, and then only to the extent the criteria for Eligible Inventory and Eligible Credit Card Receivables set forth herein are satisfied with respect thereto (as such criteria may be reasonably modified by Agent to reflect the results of Agent’s field examination and appraisal including any separate advance percentage with respect to such Credit Card Receivables as Agent may reasonably determine); and

(D) such Subsidiary shall be an operating company that engages in a Permitted Business or an operating company or a holding company formed to make a Permitted Acquisition.

(d) Investments by a Borrower, Guarantor or other Subsidiary of Parent in a Borrower, Guarantor or other Subsidiary of Parent, in each case after the date hereof, provided, that, (i) to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder, (ii) to the extent that such Investment gives rise to the issuance of any shares of Capital Stock, such issuance is permitted hereunder and (iii) to the extent of any Investments by a Borrower or Guarantor in a Subsidiary of Parent that is not a Borrower or Guarantor, the aggregate amount of such Investments shall not exceed $5,000,000 at any time outstanding and as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(e) loans and advances by any Borrower, Guarantor or Subsidiary to employees of such Borrower or Guarantor not to exceed the principal amount of $3,000,000 in the aggregate at any time outstanding;

(f) stock or obligations issued to any Borrower, Guarantor or Subsidiary by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(g) obligations of Account Debtors to any Borrower, Guarantor or Subsidiary arising from Accounts which are past due whether or not evidenced by a promissory note made by such Account Debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(h) loans by a Borrower or Guarantor or Subsidiary to another Borrower or Guarantor after the date hereof, provided, that,

(i) as to all of such loans, (A) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (B) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (C) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and

(ii) as to loans by a Guarantor or Subsidiary to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions reasonably acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness owing to any Subsidiary that is not a Borrower or Guarantor prior to the end of the then current term of this Agreement.

(i) the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) investments or loans by a Borrower or Guarantor in or to a Subsidiary of Parent that is not a Borrower or Guarantor, provided, that all of the conditions set forth in Section 9.11(d) are satisfied with respect to such investment as if such investment or loan were the payment of a cash dividend;

(k) Permitted Acquisitions;

(l) [Reserved.]

(m) loans and advances by any Foreign Subsidiary to any other Foreign Subsidiary;

(n) Investments by any Subsidiary of Parent in any Foreign Subsidiary of Parent, or acquisitions by any Subsidiary of Parent of any foreign Acquired Business, provided, that (i) the aggregate outstanding amount of all such Investments (valued at cost) shall not exceed $10,000,000 at any time (in each case determined without regard to any write-downs or write offs), and (ii) at the time of making any such Investment and immediately after giving effect thereto no Event of Default shall have occurred and be continuing; and

(o) other Investments by Borrowers and Guarantors and their Subsidiaries not otherwise permitted pursuant to subsections (a) through (m) of this Section 9.10, provided, that, (i) the aggregate outstanding amount of all such Investments (valued at cost) shall not exceed

$1,000,000 at any time (in each case determined without regard to any write-downs or write offs), and (ii) at the time of making any such Investment and immediately after giving effect thereto no Event of Default shall have occurred and be continuing.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of Capital Stock (other than capital stock described in clause (e) of the definition of “Indebtedness”;

(b) Borrowers and Guarantors may pay dividends or make distributions in respect of payments permitted in Section 9.12 below (other than clause (b)(iii) thereof);

(c) any Subsidiary of a Borrower or Guarantor may pay dividends or make distributions (directly or indirectly) to a Borrower or Guarantor;

(d) Vitamin Shoppe may pay cash dividends to Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) (and Parent or such other Person may in turn, and in a like amount pay cash dividends to its shareholders) from legally available funds therefor, provided, that,

(i) so long as the Senior Secured Notes are outstanding, Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders that the conditions set forth in Section 4.07 of the Senior Secured Note Indenture (as in effect on the date hereof) with respect to the making of a Restricted Payment (as such term is defined in the Senior Secured Note Indenture) have been satisfied,

(ii) so long as the Senior Secured Notes are outstanding and if the scheduled maturity date for repayment of principal owing under the Senior Secured Notes is less than 366 days from the date of such dividend payment, Agent shall have received a certificate (together with evidence demonstrating compliance with such calculation in form reasonably acceptable to Agent) of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders that (1) the sum of the then outstanding balance and all other obligations owing under the Senior Secured Notes shall be less than the sum of (A) Borrowers’ then available cash and Cash Equivalents plus (B) Excess Availability (but only to the extent that Borrowers are permitted to borrow such amount at such time under the terms of this Agreement including, without limitation, Section 4.2 hereof) and (2) prepayment in full of the Senior Secured Notes would be permitted under Section 9.24 at such time calculated after giving effect to any dividend payments to be made on such date,

(iii) Excess Availability (based on the most recent calculation of the Borrowing Base prior to the date of such dividend) is not less than $20,000,000,

(iv) no Default or Event of Default shall have occurred and be continuing as of the date of any such payment and after giving effect to such payment,

(e) Borrowers and Guarantors may repurchase (or may pay dividends or make distributions to Parent to permit Parent to so repurchase) Capital Stock of Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) consisting of common stock held by current or former employees, directors and officers pursuant to any employee stock ownership or option plan thereof or pursuant to any employment or consulting arrangement or equity subscription agreement, shareholders agreement or similar agreement, provided, that, as to any such repurchase permitted under this Section 9.11(e), each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed the sum of (A) (x) for the period from the Closing Date to December 31, 2011, $1,000,000, and (y) for each calendar year thereafter $1,000,000 plus any amount specified in clause (A)(x) not used in such period being carried forward to the 2012 calendar year (with such amounts specified in this clause (A)(y) for any calendar year not used in such calendar year being carried forward to the next calendar year), provided, that, on the date of any such repurchase and after giving effect thereto, Excess Availability is not less than $10,000,000 based on the most recent calculation of the Borrowing Base), plus (B) the sum of (1) the amount received in cash from substantially contemporaneous sales of Capital Stock of Parent to other Persons during such calendar year plus (2) the cash proceeds of key man life insurance received by Borrowers during such calendar year, plus (C) if, at the time of such repurchase, Excess Availability is not less than $10,000,000 based on the most recent calculation of the Borrowing Base immediately prior to and after giving effect to such repurchase, $1,500,000 in any calendar year (with such amounts not used in any calendar year being carried forward to the next calendar year), and

(f) Parent may declare or pay any cash dividends from legally available funds of Parent therefor on account of any shares of class of any Capital Stock of Parent now or hereafter outstanding, or redeem, retire, defease repurchase or otherwise acquire any shares of Capital Stock, or set aside or otherwise deposit or invest any sums for such purpose, provided, that, as of the date of the payment of any cash dividend and after giving effect thereto, no Event of Default shall have occurred and be continuing.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property or provide services to, any officer, director or other Affiliate of such Borrower or Guarantor (other than another Borrower or Guarantor), except:

(i) in the ordinary course of (except with respect to transactions permitted under Sections 9.7, 9.8, 9.9, 9.10 or 9.11) and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated Person;

(ii) transactions permitted under Section 9.7(a) hereof;

(iii) transactions permitted by Section 9.12(b) hereof;

(iv) transactions (A) between any Borrower and/or Guarantor and any other Borrower and/or Guarantor and (B) between any Foreign Subsidiary and any other Foreign Subsidiary, provided, that, in each case such transaction is in accordance with the terms of this Agreement and the other Financing Agreements;

(v) any Indebtedness permitted by Section 9.9(c), (d), and (o);

(vi) any Investments in a Subsidiary, or joint venture permitted by Section 9.10; and

(vii) issuances of Capital Stock.

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except

(i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor and reimbursement of expenses in the ordinary course of business of such Borrower or Guarantor;

(ii) payments by any such Borrower or Guarantor to Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor, provided, that, the aggregate amount of all such payments in any fiscal year shall not exceed $1,000,000;

(iii) for the payment of taxes (then owing by Parent or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) by or on

behalf of Parent or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe;

(iv) [Reserved.];

(v) [Reserved];

(vi) payments permitted under Section 9.11 hereof; and

(vii) payments permitted under Section 9.24 hereof.

9.13 Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall with respect to any Plan cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) which would be reasonably likely to subject Borrower or any ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; or (g) allow or suffer to exist any occurrence of a “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder, except for any such event with respect to which notice has been waived pursuant to applicable regulations) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could reasonably be expected to result in any material liability to any Borrower or Guarantor.

9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal year to end on the last Saturday of December of each year, and (b) the second fiscal quarter to begin on the day immediately succeeding the last day of the thirteenth week after the last Saturday of December each fiscal year, and the third and fourth fiscal quarters to begin on the day immediately succeeding the last day of the thirteenth week after the last day of the second and third fiscal quarters, respectively. In no event shall any Borrower or Guarantor thereafter change its fiscal year.

9.15	Change in Business.

(a) Each Borrower and Guarantor shall not engage in any business other than the Permitted Business.

(b) Parent will not conduct, transact or otherwise engage in the commercial activities of an operating business; it being understood for the avoidance of doubt that Parent may conduct, transact or otherwise engage in corporate, administrative and housekeeping activities of a public holding company including the direct or indirect ownership of Capital Stock of Borrowers or any other Subsidiary (including any Subsidiary created or acquired in connection with a Permitted Acquisition) and any other matter incidental to its ownership of such Capital Stock, retaining employees and consultants, holding annual and special meetings, making public filings, issuing financial statements, administering employee benefit and other equity programs, maintaining directors and offices insurance, becoming liable with respect to Indebtedness (including the repayment thereof) and equity (including the issuance and repurchase thereof), opening bank accounts, obtaining insurance, paying taxes and expenses and engaging counsel, auditors, financial advisors and other agents and activities incidental to the foregoing, in each case to the extent not prohibited by the other provisions of this Agreement and the other Loan Documents. Notwithstanding the forgoing, Parent may own Intellectual Property, have operations related to such ownership and may engage in such other business activities as may be agreed to by Agent. Nothing in this clause (b) shall be construed to restrict Parent from issuing Capital Stock, receiving capital contributions from Persons who are not Borrowers or Guarantors, or from applying the proceeds thereof to Investments in Borrowers or any of their Subsidiaries, or otherwise permitted under Section 9.10.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor (other than Parent) shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or materially limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease (or hypothecation thereof) governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof and otherwise permitted hereunder; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (vii) the Senior Secured Note Indenture and any replacement or refinancing thereof in accordance with the terms hereof, (viii) any agreement related to an otherwise permitted refinancing of Indebtedness permitted under the terms of this Agreement, and (ix) Indebtedness permitted to be incurred under the terms of this Agreement with terms no more restrictive than those set forth herein.

9.17 Fixed Charge Coverage Ratio. Prior to the repayment in full of the Term Loans, Borrowers and Guarantors will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period to be less than 1.25 to 1.00. After the Term Loan Maturity Date and only during any Compliance Period, Borrowers and Guarantors will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period (including the last Test Period prior to the commencement of such Compliance Period for which financial statements for the month or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), as applicable), to be less than 1.10 to 1.00.

9.18 Credit Card Agreements. Each Borrower shall (a) observe and perform in all material respects all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) not do or permit, suffer or refrain from doing anything, as a result of which there could be a default or breach of any of the terms of the Credit Card Agreements and at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than ten (10) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may reasonably request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent, (d) give Agent prompt written notice of any Credit Card Agreement or material amendment or other material modification of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request; (e) furnish to Agent, promptly upon the request of Agent, such material information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements, and (f) not modify in any material respect any payment instruction given by Agent to any Credit Card Issuer or Credit Card Processor provided for in any Credit Card Acknowledgment to the extent given in accordance with the terms thereof or otherwise direct the remittance of payments under any Credit Card Agreement to any account other than the Blocked Accounts.

9.19	License Agreements.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower, (iv) give Agent prompt written notice of any material License Agreement

(other than Promotional Agreements or licenses by a Borrower, Guarantor or any of their Subsidiaries to a private label manufacturer entered into in the ordinary course of business for the production of Inventory on behalf of a Borrower or “click through” licenses to website hosts or providers in connection with on-line purchasing or licenses to a Borrower by a customer to use such customer’s trademarks or service marks for purposes of goods or services provided by such Borrower to or for such customer or licenses for commercially available off the shelf software) entered into by any Borrower, Guarantor or any of their Subsidiaries after the date hereof, together with (A) either (x) a description of such License Agreement listing the Intellectual Property subject thereto, the name and address of the parties thereto, the term of the license arrangement and the products and territory subject to such license, or (y) a true, correct and complete copy of such License Agreement, and (B) such other information with respect thereto as Agent may reasonably request (subject to any obligation of confidentiality contained therein), (v) give Agent prompt written notice of any notice of default sent to another party to a material License Agreement by Borrower of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option.

9.20 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates (other than an IPC Affiliate) is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires fee simple title to any Real Property, such Real Property and related fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a mortgage in favor of Agent, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $1,000,000 (or if a Default or Event of Default has occurred and is continuing, then regardless of the fair market value of such assets), and excluding any Real Property subject to a lien permitted under Sections 9.8(e) and 9.8(l) hereof, without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly as reasonably practical upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first lien and mortgage on and security interest in such Real Property, fixtures or other property (except for liens permitted under Section 9.8 hereof) or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.

9.22 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: subject to Section 6.5(b) (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) after an Event of Default has occurred and is continuing, reasonable attorneys’ fees of any Lender incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day) provided, that, no more than two (2) periodic field exams, at Borrower’s expense, will be conducted in any consecutive twelve (12) month period prior to the occurrence of an Event of Default or the commencement of a Compliance Period; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.23	Further Assurances.

(a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary (other than a Foreign Subsidiary) after the date hereof, as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance reasonably satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations in the form of the Guarantees, (B) a security agreement substantially in the form of the security provisions herein granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary to the extent such assets constitute Collateral hereunder and subject to and in accordance with the terms hereof, and (C) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” (to the extent directly or indirectly wholly owned by Parent) or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC and PPSA financing statements, Collateral Access Agreements (subject to the requirements of Section 9.2 hereof) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Agent, a supplement to this Agreement to which it is a party, in form and substance reasonably satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary (but no more than 65% of the Voting Stock of any Foreign Subsidiary), and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein).

(b) In the case of an acquisition of assets (other than Capital Stock and Real Property) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder and subject to and in accordance with the terms hereof, and (ii) subject to Section 9.2 hereof, all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) in the case of a Material Permitted Acquisition, at the option of Agent, the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (iv) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Revolving Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Revolving Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.24 Permitted Payments of Indebtedness. No Borrower and no Guarantor will, nor will it permit any Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, Securities or other property) of or in respect of principal of or interest on any Indebtedness (other than Indebtedness between any Borrower or Guarantor and Indebtedness permitted under Sections 9.9(j), 9.9(k), or 9.9(m), or any payment or other distribution (whether in cash, Securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except:

(a) payment of Indebtedness created under the Financing Agreements;

(b) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 9.9, other than payments in respect of the subordinated Indebtedness prohibited by the subordination provisions thereof;

(c) refinancings of Indebtedness to the extent permitted by Section 9.9(p);

(d) payment of secured Indebtedness permitted under Section 9.9 that becomes due as a result of any sale or transfer of, or casualty, condemnation or taking with respect to, the property or assets securing such Indebtedness;

(e) optional prepayments of Indebtedness (other than with respect to the Senior Secured Notes and Permitted Subordinated Indebtedness); provided, that (A) Excess Availability is less than $10,000,000 after giving effect to such prepayment, the Fixed Charge Coverage Ratio, calculated as of the last Test Period prior to the date of such prepayment for which financial statements for the month or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), as applicable), is not less than 1.10 to 1.00, and (B) no Default or Event of Default shall have occurred and be continuing as of the date of such prepayment.

(f) optional prepayments of the Senior Secured Notes (subject to the terms of the Intercreditor Agreement) made within sixty (60) days of receipt of net proceeds of any equity contribution after the date hereof permitted under Section 9.7 hereof provided, that, upon the making of any such redemption with the net proceeds of such contribution, (A) Excess Availability shall have been not less than $10,000,000 immediately prior to and immediately after giving effect to such prepayment and application of the net proceeds of such equity contribution, based on the most recent calculation of the Borrowing Base prior to the date of such prepayment, and (B) no Default or Event of Default shall have occurred and be continuing as of the date of such redemption or after giving effect thereto;

(g) optional prepayments of the Senior Secured Notes (subject to the terms of the Intercreditor Agreement) so long as:

(i) the Senior Secured Notes are outstanding, Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders that the conditions set forth in Section 4.07 of the Senior Secured Note Indenture (as in effect on the date hereof) with respect to the making of a Restricted Payment (as such term is defined in the Senior Secured Note Indenture) have been satisfied,

(ii) Excess Availability (based on the most recent calculation of the Borrowing Base prior to the date of such prepayment) is (A) greater than $25,000,000, as of the date of such prepayment and after giving effect to such prepayment and immediately prior to such prepayment or (B) is greater than $10,000,000, as of the date of such prepayment and after giving effect to such prepayment and immediately prior to such prepayment, and the Rent Adjusted Fixed Charge Coverage Test calculated as of the most recently ended month for which financial statements have been (or have been required to be) delivered under Section 9.6(a)(i) is satisfied after giving pro forma effect to such prepayment as of the first day of the relevant Test Period; and

(iii) no Default or Event of Default has occurred and is continuing or would result after giving effect to such prepayment; and

(h) optional prepayments of Permitted Subordinated Indebtedness (subject to the terms of an intercreditor subordination agreement in form and substance acceptable to Agent in its sole discretion) so long as:

(i) Excess Availability (based on the most recent calculation of the Borrowing Base prior to the date of such prepayment) is (A) greater than $25,000,000, as of the date of such prepayment and after giving effect to such prepayment and immediately prior to such prepayment or (B) is greater than $10,000,000, as of the date of such prepayment and after giving effect to such prepayment and immediately prior to such prepayment, and the Rent Adjusted Fixed Charge Coverage Test calculated as of the most recently ended month for which financial statements have been (or have been required to be) delivered under Section 9.6(a)(i) is satisfied after giving pro forma effect to such prepayment as of the first day of the relevant Test Period; and

(ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to such prepayment.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)(i) any Borrower fails to make any principal payment after the same becomes due and payable, or any Borrower fails to pay any of the other Obligations (other than with respect to principal payments) within two (2) Business Days after the same becomes due and payable or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(a), 9.2, 9.3, 9.4, 9.5, 9.7, 9.11, 9.13, 9.16, 9.18, 9.20 and 9.22 of this Agreement and such failure shall continue for fifteen (15) Business Days; provided, that, such fifteen (15) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) Business Days; provided, that, such thirty (30) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or such Guarantor of any such covenant;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or attempts to revoke or terminate any guarantee in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $1,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by insurance) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor which could reasonably be expected to result in a Material Adverse Effect or involves Collateral having a value in excess of $1,000,000;

(e) other than as expressly permitted in this Agreement, any Guarantor which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) any Borrower or Guarantor makes a general assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor by corporate action shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i)(i) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), including without limitation the Indebtedness evidenced by the Senior Secured Notes and the other Senior Secured Note Documents, in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or (ii) any default by any Borrower or Guarantor under any Material Contract shall occur which default continues for more than the applicable grace period, if any and which could reasonably be expected to have a Material Adverse Effect, and such default is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing

Agreements shall cease to be a valid and perfected (subject to liens permitted hereunder) first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in liability of any Borrower or Guarantor in an amount which could reasonably be expected to have a Material Adverse Effect;

(l) any Change of Control;

(m) the indictment by any Governmental Authority of any Borrower or Guarantor or Agent receives notice, in either case, as to which there is a significant possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,000,000 (which amount shall not be deemed to be an acknowledgement by the parties, or otherwise imply, that such amount is a threshold or otherwise a reference amount for purposes of triggering a Material Adverse Effect) or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business and which indictment or proceeding, in Agent’s reasonable judgment, has had, or could reasonably be expected to have, a Material Adverse Effect;

(n) any Credit Card Issuer or Credit Card Processor (i) withholds payment of amounts otherwise payable to any Borrower or Guarantor to fund a reserve account or otherwise hold as collateral, or shall require any Borrower or Guarantor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower or Guarantor shall provide a letter of credit to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit shall exceed an aggregate for all Borrowers and Guarantors of $3,500,000, or (ii) shall debit or deduct any amounts from any Deposit Account of any Borrower or Guarantor or (iii) shall send notice to a Borrower or Guarantor that it is ceasing to make or suspending payments to such Borrower or Guarantor of amounts due or to become due to any Borrower or Guarantor or (iv) shall send notice to any Borrower that it is terminating its arrangements with such Borrower or Guarantor or such arrangements, except where (A) the loss of services by a Credit Card Issuer or Credit Card Processor would not result in non-payment of amounts due to any Borrower or could not reasonably be expected to cause a Material Adverse Effect or (B) such Borrower or Guarantor shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within forty-five (45) days after the date of any such notice; or

(o) there shall be a Major Material Adverse Change after the date hereof; or

(p) there shall be a breach or default by Senior Secured Note Trustee, or any Borrower or any Guarantor under the Intercreditor Agreement and such breach or default shall continue for ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of (i) any breach or default which is not capable of being cured at all or within such ten (10) Business Day period or which has been the subject of a prior breach or default within a six (6) month period or (ii) an intentional breach or default by the Senior Secured Note Trustee or any Borrower or Guarantor thereunder.

10.2	Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, PPSA, and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for itself and the benefit of the Secured Parties (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vii) give notice of sole control or any other instruction under any Deposit Account Control Agreement, (viii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the Issuing Bank to be used to secure and fund Agent’s reimbursement obligations to the Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Obligations. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property. Neither Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

(c) At any time or times that an Event of Default has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of any Borrower or any Guarantor against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all Account Debtors, secondary obligors or other obligor in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all Account Debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the Account Debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and any Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any Account Debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors, secondary obligors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section. Agent, on behalf of the Lenders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent licensable and to the extent that the same would not conflict with or, under applicable law and the terms of such agreement, result in the invalidity or breach of any agreements (other than any agreement between any Borrower or any Guarantor) or otherwise result in the revocation, cancellation, abandonment, infringement, unenforceability, misappropriation or dilution or impair the validity or enforceability, of any rights in any Intellectual Property forming the subject thereof (including rights to Intellectual Property which is the subject of Promotional Agreements), an irrevocable, non-exclusive license (exercisable upon the occurrence of and during the continuation of an Event of Default) without payment of royalty or other compensation to Borrower or any other Guarantor, to use, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and General Intangibles included in the Collateral, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrower and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(g) Without limiting the foregoing, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default, at the direction of the Required Lenders, Agent and Lenders shall, without notice, terminate any provision of this Agreement providing for any future Revolving Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank, and (ii) upon the occurrence of an Event of Default, Agent may, at its option, establish such Reserves as Agent determines without limitation or restriction, notwithstanding anything to the contrary provided herein.

10.3 Borrowers’ and Guarantors’ Obligations Upon Default. Upon the request of Agent after the occurrence and during the continuance of an Event of Default, each Borrower and Guarantor will:

(a) assemble and make available to Agent the Collateral and all books and records relating thereto at any place or places specified by Agent, whether at a Borrower’s or Guarantor’s premises or elsewhere;

(b) permit Agent, by Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Borrower or Guarantor for such use and occupancy.

10.4 Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Section 10 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Borrower and Guarantor hereby (a) grants to Agent, for the benefit of Agent and the Lenders, to the extent licensable and to the extent that the same would not conflict with or, under applicable law and the terms of such agreement, result in the invalidity or breach of any agreements (other than any agreement between any Borrower or any Guarantor) or otherwise result in the revocation, cancellation, abandonment, infringement, unenforceability, misappropriation or dilution or impair the validity or enforceability, of any rights in any Intellectual Property forming the subject thereof (including rights to Intellectual Property which is the subject of Promotional Agreements), an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Borrower or Guarantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Borrower or Guarantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that Agent may sell any of such Borrower’s or Guarantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Borrower’s or Guarantor’s Inventory from such Borrower or Guarantor and in connection with any such sale or other enforcement of Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to such Borrower or Guarantor and any Inventory that is covered by any copyright owned by or licensed to such Borrower or Guarantor and Agent may finish any work in process and affix any trademark owned by or licensed to such Borrower or Guarantor and sell such Inventory as provided herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the State of New York and the State and Federal courts located in the Borough of Manhattan, County of New York, State of New York and the United States District Court for the Southern District of New York whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail

(return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all Instruments and Chattel Paper, included in or evidencing any of the Obligations or the

Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each Borrower and Guarantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrowers and Guarantors, addressed as set forth in Section 13.3, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

11.3 Collateral Waivers. To the maximum extent permitted by applicable law, each Borrower and Guarantor waives all claims, damages, and demands against Agent or any Lender arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence, bad faith or willful misconduct of Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Borrower and Guarantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

11.4	Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the Interest Rate or any fees hereunder or extend the time of payment of principal, interest or any fees or reduce the principal amount hereunder of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby;

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby, except as provided for in Section 2.4 hereof;

(iii) increase the amount of the Maximum Credit without the consent of all Lenders (provided, that, the increase provided for in Section 2.4 hereof shall not be deemed an increase requiring the consent of any Lender (other than each Revolving Lender increasing its

Revolving Commitment)) or the Letter of Credit Limit without the consent of Agent and all Revolving Lenders;

(iv) release a material portion of the Collateral (except as expressly permitted or required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders;

(v) reduce any percentage specified in the definition of Required Lenders or Covenant Required Lenders, without the consent of Agent and all of Lenders;

(vi) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders;

(vii) amend the definition of Borrowing Base or any component definition thereof if as a result thereof the amounts available to be borrowed by any Borrower would be increased, without the consent of Agent and all Revolving Lenders, provided, that the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Reserves;

(viii) reduce the amount of Excess Availability, Excess Collateral Availability, Excess Availability, as applicable, specified in the definitions of Compliance Period or Increased Reporting Period, without the consent of Agent and all of Lenders;

(ix) amend, modify or waive any provision of the definitions of Maximum Credit, Compliance Period, Excess Availability, Excess Collateral Availability, or Excess Availability, without the consent of Agent and all of Lenders;

(x) amend or modify the definition of Special Agent Advances so as to (A) increase the amount thereof, or (B) except as provided in Section 12.11 hereof, extend the time period that a Special Agent Advance may be outstanding, without the consent of Agent and all of the Revolving Lenders;

(xi) amend, modify or waive any provision of Section 6.4, without the consent of Agent and all of the Lenders;

(xii) subordinate the Obligations hereunder or the liens granted hereunder or under the other Financing Agreements, to any other Indebtedness or lien, as the case may be (except for the liens permitted in Section 9.8 hereof having priority by operation of law), without the consent of Agent and all of Lenders;

(xiii) amend, modify or waive any provision of Section 12.8 so as to (A) increase the amount of any additional Revolving Loans or additional Letters of Credit permitted to be made by Agent thereunder, or (B) except as provided in Section 12.8 hereof, extend the time period that any such additional Revolving Loan or Letters of Credit may be outstanding, without the consent of Agent and all of the Revolving Lenders;

(xiv) amend, modify or waive any provision of Section 9.17 or the definition of Fixed Charge Coverage Ratio or any component definition thereof, without the consent of Agent and Covenant Required Lenders;

(xv) amend, modify or waive any terms of this Section 11.4 hereof, without the consent of Agent and all of Lenders;

(xvi) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Revolving Lenders; or

(xvii) amend or modify any provision of Section 10.1 (exclusive of any definitions set forth therein), without the consent of Agent and Covenant Required Lenders (except that waivers of any provision of Section 10.1 shall only require the consent of the Required Lenders).

(b) Notwithstanding anything to the contrary contained in Section 11.4(a) above, Agent may, in its discretion and without the consent of the any Lenders, amend or otherwise modify the Borrowing Base, the Reserves or any of their respective components which amendments or modifications have the effect of increasing the Borrowing Base, decreasing the Reserves or otherwise increasing the amounts available for borrowing hereunder to the extent that such amendment or modification is made to undo changes made after the date hereof and restore the Borrowing Base, Reserves or other components thereof back to a level or standard, as applicable, that exists on the date hereof if the reason for such reduction or increase established after the date hereof no longer exists, as determined by Agent.

(c) Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(d) Notwithstanding anything to the contrary contained in Section 11.4(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Chase shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Chase of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Chase or such Eligible Transferee as Chase may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto provided, that, if Chase does not exercise such right, and Administrative Borrower presents an Eligible Transferee and requests in writing that Chase replace such Non-Consenting Lender with such Eligible Transferee, then, subject to Chase’s consent rights as Agent contained in the within definition of “Eligible Transferee”, such Non-

Consenting Lender shall have the obligation, to sell, assign and transfer to such Eligible Transferee as Administrative Borrower has specified, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Chase shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Chase, or such Eligible Transferee specified by Chase, shall pay to the Non-Consenting Lender (except as Chase and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Revolving Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(e) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.4. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.4(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(f) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are Obligations secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.5 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.6 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such Person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ reasonable fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.6 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. Absent gross negligence, bad faith or willful misconduct, no Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Chase to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, the Covenant Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3	Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Revolving Loans and Letters of Credit hereunder, unless and until Agent has actual knowledge or same and has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition” (each a “Notice of Default or Failure of Condition”). In the event that Agent obtains actual knowledge or receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, subject to the limitations set forth in Section 12.8, Agent may, but shall have no obligation to, continue to make Revolving Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent reasonably and in good faith, believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4 Chase in its Individual Capacity. At any time Chase is a Lender or Issuing Bank hereunder, as applicable, then with respect to its Commitments and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent) hereunder from time to time, if any, so long as Chase shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Chase in its individual capacity as Lender hereunder. Chase (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Chase and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares of Loans, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. (a) Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder (including the documents provided for in Section 12.10 hereof), Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

(b) Each Lender acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and any exhibits and schedules thereto, authorizes the execution and delivery thereof by Agent, and agrees with effect on the date hereof to be bound in all respects by the terms of the Intercreditor Agreement and obligated to perform any and all obligations of Agent thereunder, as if a direct signatory party thereto.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to any Borrower on behalf of Revolving Lenders intentionally and with actual knowledge that such Revolving Loans or Letters of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to such Borrower to exceed the Borrowing Base, without the prior consent of all Revolving Lenders, except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letters of Credit on behalf of Revolving Lenders, intentionally and with actual knowledge that such Revolving Loans or Letters of Credit will cause the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Sections 12.11(a)(i) and (ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Obligations to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letters of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letters of Credit is made or issued (as the case may be), except as the Covenant Required Lenders may otherwise agree.

Each Revolving Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender (and Agent agrees that it will furnish to such Lender), promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11	Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to clauses (i) and (ii) hereof outstanding at any time, plus the then outstanding principal amount of the additional Revolving Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Maximum Credit, (B) the aggregate principal amount of the Special Agent Advances pursuant to clauses (i) and (ii) hereof outstanding at any time, plus the then total outstanding principal amount of the Revolving Loans and Letter of Credit Obligations, shall not exceed the Maximum Credit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then total outstanding principal amount of the Revolving Loans and Letter of Credit Obligations exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, and (C) no such Special Agent Advances made pursuant to this clause (ii) shall be outstanding more than ninety (90) days after the date such Special Agent Advance is made, except as Covenant Required Lenders may otherwise agree, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Revolving Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to ABR Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to ABR Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of Collateral or termination of security interests in any Collateral.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Revolving Loans or Letters of Credit hereunder, or whether any particular Reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders and Administrative Borrower. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1	Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time upon the occurrence and during the continuation of an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations (other than indemnities and contingent Obligations which have not yet accrued) and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final payment (and including any contingent liability of Agent to any bank at which Deposit Accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time. Notwithstanding the above, Borrowers shall pay to Agent all unpaid Term Loans (including accrued and unpaid interest thereon) on the Term Loan Maturity Date.

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations (other than indemnities and contingent Obligations which survive the termination of this Agreement and the other Financing Agreements) have been fully and finally discharged and paid and Lenders have no further obligations hereunder (following which all security interests and liens shall be released). Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement and all Commitments of all Lenders shall have been terminated in accordance with its terms and all Obligations (other than indemnities and contingent Obligations which survive the termination of this Agreement and the other Financing Agreements) paid and satisfied in full in immediately available funds. Upon such termination, Agent will contemporaneously provide (assuming Agent has received written notice a reasonable amount of time prior to such termination) an appropriate payoff instrument, in form and substance reasonably satisfactory to Agent, which shall, among other things, give Borrowers and Guarantors authority to file appropriate UCC-3 termination statements.

13.2	Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other Person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall continue or be continuing until such Event of Default is waived in accordance with Section 11.4 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable Person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3	Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: (i) if delivered in Person, immediately upon delivery; (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; (iii) if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and (iv) if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section) provided, however, that notice of Default or Event of Default may only be given as set forth in (i) or (iii) above:

If to any Borrower or Guarantor:

Vitamin Shoppe Industries Inc. - Corporate Office

2101 91st Street

North Bergen, New Jersey 07047

Attn: Vice President of Finance (or with respect

to notices of default only, General Counsel)

Telephone No.: (201) 624-3000

Telecopy No.: (201) 868-0727

with a copy to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Attn: Michael T. Edsall, Esq. and Ashley Gregory, Esq.

Telephone No.: (212) 446-4800

Telecopy No.: (212) 446-4900

If to Agent or Issuing Bank:

JPMorgan Chase Bank, N.A.

270 Park Avenue, 44th Floor

New York, New York 10017

Attn: Kelly G. Maier

Telephone No.: (212) 270-0400

Telecopy No.: (646) 534-2274

with a copy to:

Vinson & Elkins LLP

2001 Ross Avenue

Suite 3700

Dallas, Texas 78201

Attn: Erec Winandy

Telephone No.: (214) 220-7756

Telecopy No.: (214) 999-7756

(b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole,

but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5	Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, and shall use reasonable efforts to cause its agents (including accountants, auditors and filed examiners) to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant). Agent and Lenders shall not publicly disclose consummation of this Agreement prior to a public disclosure of the same by one of the Permitted Holders or any of their respective Affiliates or Issuing Bank.

(b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a Person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.

(d) Agent and Lenders may share with their respective Affiliates any information relating to the Credit Facility and Borrowers and Guarantors. Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent and Lenders and their respective Affiliates may otherwise use the corporate names, logos and other insignia of Borrowers and Guarantors in “tombstones” or other advertisements or public statements or other marketing materials of Agent and Lenders and their respective Affiliates.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7	Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent as required pursuant to the within definition of “Eligible Transferee”, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the

Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Revolving Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such Person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11 Restatement. The Existing Credit Agreement is hereby amended and restated in its entirety by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

VITAMIN SHOPPE INDUSTRIES INC.

By: /S/ Michael Archbold
Name: Michael Archbold
Title: EVP, CFO

VS DIRECT INC.

By: /S/ Michael Archbold
Name: Michael Archbold
Title: EVP, CFO

GUARANTORS

VITAMIN SHOPPE, INC.

By: /S/ Michael Archbold
Name: Michael Archbold
Title: EVP, CFO

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT

JPMORGAN CHASE BANK, N.A., as Agent and Issuing Bank

By:	/S/ Kelly G. Maier

Name:	Kelly G. Maier
Title:	Vice President

LENDERS

JPMORGAN CHASE BANK, N.A., as Agent and Issuing Bank

By:	/S/ Kelly G. Maier

Name:	Kelly G. Maier
Title:	Vice President

[Signature Page to Loan and Security Agreement]

Reference is made to (1) that certain Guarantee dated September 25, 2009 executed by Vitamin Shoppe Industries, Inc. and Vitamin Shoppe, Inc. (f/k/a/ VS Holdings, Inc.) in favor of Agent (the “Vitamin Shoppe Industries Guarantee”) and (2) that certain Guarantee dated September 25, 2009 executed by VS Direct Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) in favor of Agent (the “VS Direct Guarantee” together with the Vitamin Shoppe Industries Guarantee, the “Guarantees”). Each Guarantor hereby acknowledges, ratifies and confirms its obligations to Agent under the Guarantees, as applicable, after giving effect to this Agreement. As ratified hereby, the Guarantees remain in full force and effect.

VITAMIN SHOPPE, INC.

By:	/S/ Michael Archbold

Name:	Michael Archbold

Title:	EVP, CFO

VS DIRECT INC.

By:	/S/ Michael Archbold

Name:	Michael Archbold

Title:	EVP, CFO

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/S/ Michael Archbold

Name:	Michael Archbold

Title:	EVP, CFO

[Signature Page to Loan and Security Agreement]

Schedule 1.36

Commitments

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$70,000,000.00	$25,000,000.00
Total	$70,000,000.00	$25,000,000.00

Schedule 1.36 - 1

EXHIBIT A

TO

LOAN AND SECURITY AGREEMENT

Form of Assignment and Acceptance Agreement

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 200     is made between                      (the “Assignor”) and                      (the “Assignee”).

WITNESSETH:

WHEREAS, JPMorgan Chase Bank, N.A., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Vitamin Shoppe Industries Inc., and VS Direct Inc. (collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated January 20, 2011, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Revolving Loans (the “Committed Revolving Loans”) to Borrowers in an aggregate amount not to exceed $             (the “Revolving Commitment”); [and made Term Loans to Borrowers in an aggregate amount of $            ].

WHEREAS, Assignor wishes to assign to Assignee [(a)] [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Revolving Commitment in an amount equal to $             (the “Assigned Revolving Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions; [and (b) [part of] [all] the Term Loans of Assignor in an amount equal to $             (the “Assigned Term Loan Amount”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Revolving Commitment [and] [g] each of the Committed Revolving Loans of Assignor [and the Term Loans in the aggregate amount of $            ]; and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Revolving Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee (A) with respect to Revolving Loans shall be                      (    %) percent and (B) with respect to Term Loans shall be                      (    %) percent.

With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with the Revolving Commitment in an amount equal to the Assigned Revolving Commitment Amount and the Term Loans in an amount equal to the Assigned Term Loan Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that (a) the Revolving Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Revolving Commitment Amount and (b) the Term Loans of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Term Loan Amount, and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.3, 6.4, 6.9, 11.6 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Assigned Revolving Commitment will be $            .

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Revolving Commitment will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Assigned Term Loan Amount will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.	Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available

funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans and the Assignee’s Assigned Term Loan Amount.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Revolving Commitment, Committed Loans [, Assigned Term Loan Amount] and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Revolving Commitment Amount [and Assigned Term Loan Amount] shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.	Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                     , 20    (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount [and Assigned Term Loan Amount] by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6.	Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.	Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.	Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

            , 20

JPMorgan Chase Bank, N.A., as Agent

2200 Ross Avenue, 9th Floor

Dallas, Texas 75201

Attn.: Portfolio Manager — Vitamin Shoppe

Re:	Vitamin Shoppe Industries Inc.

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Vitamin Shoppe Industries Inc., and VS Direct Inc.(collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated January 20, 2011 by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                      (the “Assignor”) to                      (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (__%) percent of the total Revolving Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Revolving Commitment shall be reduced by $            , as the same may be further reduced by other assignments on or after the date hereof.

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.	The following administrative details apply to Assignee:

(a)	Notice address:

Assignee name: _____________________________
Address: __________________________________
Attention: _________________________________
Telephone: ________________________________
Telecopier: ________________________________

(b)	Payment instructions:

Account No.: _______________________________
At: _______________________________________
Reference: _________________________________
Attention: _________________________________

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

Information Certificate

B-1

EXHIBIT C

TO

LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

To:	JPMorgan Chase Bank, N.A., as Agent 2200 Ross Avenue, 9th Floor Dallas, Texas 75201 Attn.: Portfolio Manager — Vitamin Shoppe

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of Vitamin Shoppe Industries Inc., a New York corporation, and VS Direct Inc., a Delaware corporation (collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated January 20, 2011 by and among JPMorgan Chase Bank, N.A., as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

C-1

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement).

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

(f) Obtained or acquired any new trademark registration or filed or acquired any new trademark application, except as set forth in Schedule IV hereto.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 of the Loan Agreement for such fiscal month.

The foregoing certifications are made and delivered this day of                     , 20    .

Very truly yours,
VITAMIN SHOPPE INDUSTRIES INC., as Administrative Borrower

By:
Title:

C-2

EXHIBIT D

TO

LOAN AND SECURITY AGREEMENT

Form of Borrower Base Certificate

See attached

D-1